EXHIBIT 10.195

REVOLVING CREDIT, SECURITY AND GUARANTY AGREEMENT
dated as of
April 2, 2007
among
BEHRINGER HARVARD MULTIFAMILY OP I LP
as Borrower
and
BEHRINGER HARVARD MULTIFAMILY REIT I, INC.
BEHRINGER HARVARD HOLDINGS, LLC
THE SUBSIDIARY GUARANTOR PARTIES HERETO FROM TIME TO TIME,
as Guarantors,
and
BEHRINGER HARVARD OPERATING PARTNERSHIP I LP
as Lender and Agent

i

	5.5	Financial Statements	26
	5.6	Corporate or Limited Liability Company Name	26
	5.7	Environmental Matters	26
	5.8	Solvency; No Litigation; No Violation; ERISA	27
	5.9	Licenses and Permits	27
	5.10	Real Properties	27
	5.11	Space Lease	29
	5.12	REAs	29
	5.13	Ground Lease	30
	5.14	Default of Indebtedness	30
	5.15	No Default	30
	5.16	No Labor Disputes	30
	5.17	Margin Regulations	31
	5.18	Investment Company Act	31
	5.19	Conflicting Agreements	31
	5.20	Application of Certain Laws and Regulations	31

VI.	AFFIRMATIVE COVENANTS		31
	6.1	Payment of Obligations	31
	6.2	Compliance with Environmental Laws	31
	6.3	Maintenance of Property	32
	6.4	No Violations	32
	6.5	Litigation and Other Notices	32
	6.6	Collateral	33
	6.7	Execution of Supplemental Instruments	33
	6.8	Payment of Indebtedness	33
	6.9	Patriot Act Compliance	33
	6.10	Damage or Destruction	33
	6.11	Taking of a Real Property	33
	6.12	Insurance	34
	6.13	Payment of Taxes	34
	6.14	Leasing	34
	6.15	REAs	34
	6.16	Ground Leases	35
	6.17	Payment of Leasehold Obligations	35
	6.18	Standards of Financial Statements	35
	6.19	Guaranties	35

VII.	NEGATIVE COVENANTS		38
	7.1	Indebtedness	38
	7.2	Creation of Liens	38
	7.3	Fundamental Changes; Certain Transfers of Collateral and Equity Interest	38
	7.4	Restricted Payments	38
	7.5	Transactions with Affiliates	38
	7.6	Modification of Management Agreements	38
	7.7	Subsidiaries	39
	7.8	Fiscal Year and Accounting Changes	39

	7.9	Pledge of Credit	39
	7.10	Compliance with ERISA	39
	7.11	Sole Purpose of Subsidiary Guarantor	40
	7.12	Changes in Zoning	40
	7.13	Governing Documents	40

VIII.	CONDITIONS PRECEDENT		40
	8.1	Conditions to Entering Into this Agreement	40
	8.2	Conditions to Each Advance and Guaranty	42
	8.3	Deemed Representations	43

IX.	INFORMATION AS TO BORROWER		44
	9.1	Disclosure of Material Matters	44
	9.2	Litigation	44
	9.3	Material Occurrences	44
	9.4	Management Agreement	44
	9.5	Annual Financial Statements	44
	9.6	Quarterly Financial Statements	45
	9.7	Monthly Financial Statements	45
	9.8	Additional Information	45
	9.9	Notice of Suits, Adverse Events	45
	9.10	Additional Documents	45
	9.11	Subsidiaries	45

X.	EVENTS OF DEFAULT		46

XI.	LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT		48
	11.1	Rights and Remedies	48
	11.2	Agent’s Discretion	49
	11.3	Setoff	49
	11.4	Rights and Remedies not Exclusive	49
	11.5	Allocation of Payments After Event of Default	50

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		50
	12.1	Waiver of Notice	50
	12.2	Delay	51
	12.3	Jury Waiver	51

XIII.	EFFECTIVE DATE AND TERMINATION		51
	13.1	Term	51
	13.2	Termination	52

XIV.	REGARDING AGENT		52
	14.1	Appointment	52
	14.2	Nature of Duties	52
	14.3	Lack of Reliance on Agent and Resignation	53
	14.4	Certain Rights of Agent	53

	14.5	Reliance	53
	14.6	Notice of Default	54
	14.7	Indemnification	54
	14.8	Agent in its Individual Capacity	54
	14.9	Delivery of Documents	54
	14.10	Borrower’s Undertaking to Agent	54

XV.	MISCELLANEOUS		55
	15.1	Governing Law	55
	15.2	Entire Understanding	55
	15.3	Successors and Assigns; Participations; New Lender	56
	15.4	Application of Payments	57
	15.5	Indemnity	57
	15.6	Notice	57
	15.7	Survival	59
	15.8	Severability	59
	15.9	Expenses	59
	15.10	Injunctive Relief	59
	15.11	Consequential Damages	59
	15.12	Captions	59
	15.13	Counterparts; Facsimile Signatures	59
	15.14	Construction	60
	15.15	Confidentiality; Sharing Information	60

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2(a) - Form of Equity Interests Agreement

Exhibit 2.1(a) - Form of Revolving Credit Note

Exhibit 7.7 - Form Guaranty by Subsidiary Guarantor

Schedules

Schedule 1.2(a)

Schedule 1.2(b)

Schedule 5.2(a)

Schedule 5.2(b)

v

REVOLVING CREDIT, SECURITY
AND
GUARANTY AGREEMENT

REVOLVING CREDIT, SECURITY AND GUARANTY AGREEMENT dated as of April 2nd, 2007 (this “Agreement”), among BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership (“Borrower”); BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation (“REIT”), BEHRINGER HARVARD HOLDINGS, LLC, a Delaware limited liability company (the “Sponsor”), and each of the Subsidiary Guarantors (as hereinafter defined) party hereto from time to time (together with the “Sponsor” and REIT, each, a “Guarantor” and collectively, the “Guarantors”); and BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership, as agent (in such capacity, the “Agent”) and as lender (in such capacity, the “Lender”).

WITNESSETH:

WHEREAS, Borrower has requested Lender to make available to Borrower, a credit facility in an aggregate principal amount not to exceed $100,000,000, as such amount may be increased in accordance with the terms set forth herein, which credit facility will be used for the purposes permitted hereunder; and

WHEREAS, the Guarantors have agreed to provide a guaranty of Borrower’s obligations hereunder, pursuant to the terms set forth herein;

WHEREAS, Lender has agreed to make available to Borrower, and Agent has agreed to administer, a credit facility upon the terms and conditions set forth in this Agreement; and

WHEREAS, as security for Borrower’s obligations hereunder, Borrower has agreed to pledge to Lender: (i) each Bank Account of Borrower and each Subsidiary Guarantor; and (ii) the Equity Interests of each Subsidiary of Borrower.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Lender and Agent hereby agree as follows:

I.              DEFINITIONS.

1.1           Accounting Terms.  As used in this Agreement, the Note, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement shall have the respective meanings given to them under GAAP.

1.2           General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“Accessibility Laws” shall mean all laws and regulations governing accessibility of public facilities to the handicapped, specifically including the physical accessibility requirements of Title III of the Americans with Disabilities Act of 1990, and the implementing regulations promulgated thereunder by the Department of Justice and the Americans with Disabilities Act Accessibility Guidelines (ADAAG) associated therewith.

“Accountants” shall have the meaning set forth in Section 9.5 hereof.

“Acquisition” shall mean any transaction, or any series of related transactions, consummated on or after the Closing Date, by which Borrower or any Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise, (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the capital stock of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than capital stock having such power only by reason of the happening of a contingency) or a majority of the outstanding capital stock of a Person, or (c) acquires any Real Property.

“Advance Request” shall mean the notice Borrower is required to send to Agent to request a Revolving Advance pursuant to Section 2.2(a) hereof.

“Advisor” shall mean Behringer Advisors LP.

“Advisory Agreement” shall mean that certain Fifth Amended and Restated Advisory Management Agreement, dated as December 29, 2006, by and between Advisor and Behringer Harvard REIT I, Inc., as such may be amended or supplemented from time to time.

“Affiliate” of any Person shall mean (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person, (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person, (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person, (d) any executive officer, director, trustee or general partner of such other Person, or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Agreement, as may be amended from time to time in accordance with the terms herein.

“Applicable Interest Rate” shall mean, for any Applicable Period, the Applicable Interest Rate based on the Leverage Ratio, in accordance with the following table:

Leverage Ratio	Applicable Interest Rate
less than or equal to 50%	7.5%
greater than 50% less than or equal to 60%	8.0%
greater than 60% but less than or equal to 70%	8.50%
greater than 70% but less than or equal to 80%	9.00%
greater than 80% but less than or equal to 90%	9.5%
greater than 90% but less than or equal to 95%	11.0%
greater than 95%	13.0%

The Applicable Interest Rate for any Applicable Period as set forth in the table above shall be further reduced as set forth in the table below (but, in no case below 7.5%), if, prior to the first day of the Applicable Period, Borrower and REIT have raised in the aggregate, Gross Offering Proceeds, in one or more Equity Offerings, the amounts set forth in the following table:

Aggregate Equity Offering Amounts	Reduction in Applicable Interest Rate
at least $50 million but less than $150 million	0.25%
at least $150 million but less than $250 million	0.50%
at least $250 million but less than $350 million	0.75%
over $350 million	1.00%

“Applicable Period” shall mean the period beginning on the first day of the month after the month in which REIT and Borrower furnish the financial statements pursuant to either Section 9.5 or 9.6 and ending on the last day of the month in which the REIT and Borrower furnish the immediately succeeding set of financial statements; provided, however, the first Applicable Period shall be the period beginning on the Effective Date and ending on the last day of the month in which REIT and Borrower furnish, for the first time, the financial statements pursuant to either Section 9.5 or 9.6.

“Appraisal” shall mean a written appraisal report as to any Real Property as the term “appraisal” is defined in the Code of Professional Ethics of the American Institute of Appraisers, meeting the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989, prepared by an independent professional appraiser retained by Agent, who is a member of the Appraisal Institute, addressed to Agent and, if requested by Borrower, also permitting any Guarantor to rely on such Appraisal, and in form, scope and substance satisfactory to Agent, setting forth such appraiser’s determination of the Appraised Value.

“Appraised Value” shall mean, as of any date of determination with respect to any Real Property, the “as-is” fair market value of such Real Property, which would be obtained in an arm’s length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, as set forth in, and as of the appraisal date of, the Appraisal for such Property which has most recently been delivered to or received by Agent, plus the capitalized costs of any subsequent improvements made on such Real Property; provided, however, that with respect to any Real Property which has a mechanism to identify or establish the market value of the Real Property, and such mechanism has occurred, then the Appraised Value shall be the market value established by such mechanism.

“Approved Mezzanine Loan” shall mean a Mezzanine Loan that is approved by Lender, in Lender’s sole discretion.

“Bank Accounts” shall mean any deposit account with any bank or other financial institution maintained by Borrower or any Subsidiary Guarantor as of the Closing Date or opened by Borrower or any Subsidiary Guarantor after the Closing Date.

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Borrower’s Account” shall have the meaning set forth in Section 2.11.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Dallas, Texas.

“Capital Expenditures” shall mean all payments, including, without limitation, payments for Capitalized Lease Obligations, for any fixed assets or improvements, or replacements, substitutions or additions thereto, that have a useful life of more than one year and which are required to be capitalized under GAAP.

“Capitalized Lease” shall mean, at any time, any lease which, in accordance with.  GAAP, is required to be capitalized on the consolidated balance sheet of REIT and Borrower at such time.

“Capitalized Lease Obligations” of Borrower at any time shall mean the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the consolidated balance sheet of REIT and Borrower at such time as lessee under Capitalized Leases.

“Casualty” shall mean any damage to, destruction of or casualty affecting any Real Property that, together with any other damage, destruction or other casualty then affecting such Real Property, causes, or reasonably could be expected to cause, a decline in the “as-is” fair market value of such Real Property in an amount greater than three percent (3%) of the then Appraised Value of such Real Property.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §960l et seq.

“Change of Multifamily Advisor” shall mean the occurrence of (a) any failure by REIT to be advised by, and have its day-to-day business affairs to be performed and directed by, Behringer Harvard Multifamily Advisors I LP, or (b) any failure of the Behringer Harvard Multifamily Advisors I LP to be Controlled by the Sponsor.

“Change of Control” shall mean the occurrence of any of the following: (i) a Change of Multifamily Advisor; (ii) any Person or any two or more Persons acting in concert shall have acquired, or shall have entered into one or more definitive agreements to acquire, beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities and Exchange Act of 1934), directly or indirectly, of Equity Interests of Borrower or REIT  representing more than 50% of the combined voting power of all Equity Interests of Borrower or REIT entitled to vote in the election of directors of Borrower or REIT; provided that a Change of Control shall not be deemed to occur as a result of any offering of the Equity Interests of Borrower or REIT; (iii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower and REIT, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or (iv) Borrower or REIT consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Borrower or REIT, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of Borrower or REIT is converted into or exchanged for cash, securities or other property, other than any such transaction where the Equity Interests of Borrower or REIT outstanding immediately prior to such transaction is converted into or exchanged for Equity Interests of the surviving or transferee Person constituting a majority of the outstanding equity ownership of such Equity Interests of such surviving or transferee Person (immediately after giving effect to such issuance). In amplification of the foregoing, a Change of Control shall occur regardless of the events or circumstances relating to or causing such Change of Control, including any Transfer or any foreclosure or other exercise of any remedies of any pledge of any Equity Interest.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the PBGC or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“Closing Date” shall mean April 2, 2007 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall mean and include all existing or hereinafter acquired property and rights in property in which a security interest is granted to Agent in this Agreement or in any of the Other Documents, including, without limitation, all Subsidiary Stock and all Bank Accounts and all proceeds therefrom.

“Commitment Fee Rate” shall have the meaning set forth in Section 3.3 hereof.

“Commitments” shall mean the sum of: (i) the principal amount of any outstanding Revolving Advances, (ii) the face amount of any outstanding Guaranty of Third Party Indebtedness, (iii) the face amount of any outstanding Guaranty of Contingent Recourse Obligations, and (iv) the face amount of any outstanding Letters of Credit.

“Compliance Certificate” shall have the meaning set forth in Section 9.6 hereof.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on Borrower’s or any Subsidiary Guarantor’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

“Contingent Obligation Guaranty” shall mean a Guaranty, provided by Lender hereunder on behalf of Borrower or a Subsidiary Guarantor pursuant to Section 2.7 hereof, of a Contingent Recourse Obligation.

“Contingent Recourse Obligation” shall mean any non-recourse, carve-out obligations and springing recourse obligations of Borrower or any Subsidiary Guarantor.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Deemed Value” with respect to any Contingent Recourse Obligation shall mean ten percent (10%) of the principal amount of the Third Party Indebtedness giving rise to the Contingent Recourse Obligation.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Deposit Account Control Agreement” shall mean the pledge agreements to be delivered pursuant to Sections 8.1(m)(ii) and 8.2(g)(ii) pursuant to which Borrower and each Subsidiary Guarantor pledges to Agent all of Borrower’s and such Subsidiary Guarantor’s right, title and interest in its Bank Accounts.

“Designated Bank” shall mean any bank or other financial institution that in Agent’s sole discretion may provide to Borrower one or more Letters of Credit pursuant to Section 2.8.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Effective Date” shall have the meaning set forth in Section 13.1 hereof.

“Eligible Real Property” shall mean Real Property which satisfies all of the following requirements:

(i)            is a multifamily property that is either owned in fee simple or subject to a ground lease (acceptable to Agent) by Borrower or any Subsidiary Guarantor of Borrower;

(ii)           is land zoned for the development of a multifamily property or a multifamily property under construction;

(iii)          is an investment in an entity owning a multifamily property (stabilized, under construction or to be built);

(iv)          is a loan to an entity owning a multifamily property (stabilized or under construction), secured by the property and/or by the equity interest in the property owning entity;

(v)           is free of all material structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters.

“Environmental Complaint” shall mean REIT’s, Borrower’s, or any Subsidiary Guarantor’s receipt of any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at any Real Property, or receipt of a demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting any Real Property.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes - relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include as to Borrower and each Subsidiary Guarantor, all of Borrower’s and such Subsidiary Guarantor’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Interests Pledge Agreement” shall mean the pledge agreements to be delivered pursuant to Section 8.1(m)(i) including any amendments thereto required to be delivered pursuant to Section 8.2(g)(i) in a form set forth on Exhibit 1.2(a) hereto or such other form that is reasonably acceptable to Agent, pursuant to which Borrower and each Subsidiary Guarantor, as applicable, pledges to Agent all of its Subsidiary Stock.

“Equity Offering” shall mean any offering by REIT or Borrower of Equity Interests of REIT or Borrower for cash.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall mean the occurrence of any of the events set forth in Article X hereof.

“Expiration Date” shall mean the last day of the Term.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Partner” shall mean the general partner of Borrower, BHMF, Inc.

“Good Faith Contest” shall mean the contest of an item if: (i) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted; (ii) adequate reserves are established with respect to the contested item; (iii) during the period of such contest, the enforcement of any contested item is effectively stayed; and (iv) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Effect.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Gross Offering Proceeds” shall mean the gross proceeds received by REIT or Borrower from any Equity Offering.

“Ground Lease” shall mean any lease which grants Borrower or a Subsidiary Guarantor a leasehold estate (rather than a fee interest) in all or part of any Real Property.

“Ground Rent” shall mean any and all rent, additional rent and any other amounts payable by Borrower or any Subsidiary Guarantor as a lessee under a Ground Lease.

“Guaranty” shall mean a Third Party Indebtedness Guaranty or a Contingent Obligation Guaranty provided by Lender pursuant to Section 2.7.

“Guaranty Date” shall have the meaning set forth in Section 2.7(b) hereof.

“Guaranty Fee” shall have the meaning set forth in Section 3.5 hereof.

“Guaranty Request” shall mean the notice Borrower is required to send to Agent to request a Guaranty pursuant to Section 2.7(b) hereof.

“Guaranty Value” shall mean, with respect to any Third Party Indebtedness Guaranty, one hundred percent (100%) of the principal amount of the Third Party Indebtedness for which Lender provides a Third Party Indebtedness Guaranty hereunder, and with respect to any Contingent Obligation Guaranty, the Deemed Value of any Contingent Recourse Obligation for which Lender provides a Contingent Obligation Guaranty hereunder.

“Hazardous Discharge” shall mean a Release or threat of a Release of a reportable quantity of any Hazardous Substances at any Real Property.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Increased Amount” shall have the meaning set forth in Section 2.12 hereof.

“Increase Date” shall have the meaning set forth in Section 2.12 hereof.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.  Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Inventory” shall mean and include as to Borrower and each Subsidiary Guarantor all of Borrower’s and such Subsidiary Guarantor’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Leasing Commissions and Tenant Improvement Costs” shall mean, with respect to any portion of Real Property, (a) leasing brokerage commissions, (b) tenant improvement allowances, and (c) costs of any renovation or other tenant improvement work, in each case, which (i) a Borrower or a Subsidiary Guarantor is obligated to pay in connection with the leasing of such portion of such Real Property pursuant to the applicable Space Lease, (ii) have been incurred in the ordinary course of business by Borrower or the Subsidiary Guarantor and (iii) are customarily incurred by landlords with respect to commercial leases in comparable buildings.

“Leasehold Interests” shall mean all of Borrower’s right, title and interest in and to the premises listed on Schedule 1.2(a) and all Real Property locations hereafter leased by Borrower or any Subsidiary Guarantor.

“Legal Requirements” shall mean all laws, ordinances, rules, regulations, codes, orders and directives of any Governmental Authority, including all applicable licenses, building codes, rent stabilization laws, zoning and subdivision ordinances, flood disaster, health and Environmental Laws, and Accessibility Laws.

“Lender” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a successor or assign of Lender.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letters of Credit” shall have the meaning set forth in Section 2.8.

“Leverage Ratio” shall mean the quotient, expressed as a percentage, of (i) the consolidated total Indebtedness of Borrower and REIT divided by (ii) the consolidated (A) total assets, less (B) the Real Estate Intangibles, of Borrower and REIT, each as set forth on the most recent balance sheet included with the financial statements delivered pursuant to Sections 9.5 and 9.6.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

“Loan Documents” shall mean, collectively, this Agreement and the Other Documents.

“Management Agreement” shall mean a written agreement between Borrower or any Subsidiary Guarantor and a Manager entered into in accordance with this Agreement and pursuant to which a Manager undertakes the management of any Real Property, and any and all amendments and modifications thereof and all restatements thereto entered into in accordance with this Agreement.

“Manager” shall mean the property management company engaged by Borrower or any Subsidiary Guarantor to manage any Real Property.

“Material Adverse Effect” shall mean a material adverse effect upon (a) the financial condition, assets, business, operating results or prospects of REIT, Borrower and any Subsidiary Guarantors taken as a whole, (b) the ability of the Borrower to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the rights of or benefits available to Lender under this Agreement and the Other Documents.

“Maximum Commitment Amount” shall mean on the Effective Date, One Hundred Million Dollars ($100,000,000), as such may be increased in accordance with Section 2.12.

“Mezzanine Loan” shall mean a loan secured by (i) a pledge of Equity Interests in one or more entities holding direct or indirect beneficial interests in an entity owning (or having a ground lease interest in) real estate, (ii) preferred Equity Interests, or (iii) a second or later mortgage.

“Monthly Advances” shall have the meaning set forth in Section 3.1 hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Note” shall mean the Revolving Credit Note and all replacements and substitutions for such Revolving Credit Note.

“Notice” shall have the meaning set forth in Section 15.6 hereof.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lender or Agent or to any other direct or indirect subsidiary or affiliate of Agent or Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including, without limitation, this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or Guaranty, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or Lender non-receipt of or inability to collect funds, whether direct or indirect

(including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lender and Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Agent and Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower to Agent or Lender to perform acts or refrain from taking any action. Obligations shall be deemed to include the repayment of any payments made by Lender on any Guaranties made hereunder.

“Other Documents” shall mean the Pledge Agreements, the Revolving Credit Note and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements, intercreditor agreements, subordination agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrower and/or delivered to Agent or Lender in respect of the transactions contemplated by this Agreement.

“Outstanding Commitments” shall have the meaning set forth in Section 3.1.

“Outstanding Facility Amount” shall mean the sum of (i) the principal amount of any outstanding Revolving Advances, (ii) the Guaranty Value of all aggregate outstanding Guaranties provided hereunder, and (iii) the face amount of all issued and outstanding Letters of Credit.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

“Payment Obligations” shall have the meaning set forth in Section 6.19(a) hereof.

“Payment Office” shall mean initially 15601 Dallas Parkway, Addison, Texas, 75001; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and Lender; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of any Borrower’s business; (e) judgment Liens that have been stayed or bonded and mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of Borrower’s business with respect to obligations which are not due or which are being contested in good faith by Borrower; (f) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof; (g) other Liens incidental to the conduct of Borrower’s business or the ownership of its property (such as easements and minor title restrictions included in REAs) and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lender’s rights in and to the Collateral or the value of Borrower’s property or assets or which do not materially impair the use thereof in the operation of Borrower’s business; (h) Space Leases existing as of the Closing Date, or with respect to any Real Property hereafter acquired; (i) Liens created by any Permitted Indebtedness; and (j) Liens disclosed on Schedule 1.2(b).

“Permitted Indebtedness” shall mean any (a) of the Obligations, (b) incidental indemnity and hold harmless agreements under agreements entered into by Borrower or any Subsidiary Guarantor in accordance with this Agreement, (c) trade debt and accounts payable incurred by Borrower or any Subsidiary Guarantor in the ordinary course of business, (d) conditional sales contracts and purchase money financing for equipment and other items of tangible personal property, in each case, incurred by Borrower or any Subsidiary Guarantor in the ordinary course of business, (e) Capitalized Lease Obligations of Borrower or any Subsidiary Guarantor, (f) Ground Rent, (g) Leasing Commissions and Tenant Improvement Costs, (h) Indebtedness incurred by Borrower or any Subsidiary Guarantor the proceeds of which are used to purchase Eligible Real Property, provided that such Indebtedness is no more than the Appraised Value of the Eligible Real Property, and (i) Approved Mezzanine Loans.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pledge Agreements” shall mean, collectively, the Equity Interests Pledge Agreements and the Deposit Account Control Agreements.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, as same may be amended from time to time.

“REA” shall mean any reciprocal easement agreement, easement and operating agreement, parking agreements or any other similar agreement in effect with respect to any Real Property which is recorded or filed of record against such Real Property.

“Real Estate Intangibles” shall mean, with respect to Borrower and REIT on a consolidated basis, the sum of the following items as set forth in the applicable consolidated balance sheet: (i) lease intangibles, net, (ii) acquired below-market leases, net, and (iii) other intangibles, net.

“Real Property” shall mean all of Borrower’s and any Subsidiary Guarantor’s right, title and interest in and to any owned and leased premises.

“Real Property Documents” shall mean, with respect to any Real Property:

(a)           evidence satisfactory to Agent that the Borrower or Subsidiary Guarantor, as the case may be, shall have all necessary and material occupancy and operating permits and licenses for such Real Property and such Real Property must be in compliance with all Legal Requirements, all as shall be demonstrated to Agent’s satisfaction;

(b)           a title report showing that Borrower of the Subsidiary Guarantor is the fee or ground leasehold owner of such Real Property, as applicable, a legal description of the Real Property and that no title defects exist with respect to such Real Property which could affect the marketability or insurability of such Real Property, all as shall be demonstrated to the reasonable satisfaction of Agent, along with copies of all exceptions to title shown on such title report;

(c)           evidence of approval by REIT’s board of directors of the acquisition of such Real Property;

(d)           evidence that all insurance policies required to be in effect with respect to the Real Property pursuant to this Agreement shall be in effect with respect to such Real Property, as confirmed to Agent’s reasonable satisfaction in a schedule reasonably detailing such insurance addressed to Agent;

“Real Property Package” shall mean, with respect to any Real Property:

(a)           a Survey of such Real Property dated no more than ninety (90) days prior to the Advance Request Date (or if dated prior to such ninety (90) day period, then updated within such period);

(b)           to the extent available, all purchase information relating to such Real Property (including copies of any contracts of sale, closing statements, deeds, and such other documents and agreements entered into or delivered in connection with the acquisition of such Property);

(c)           to the extent available, an operating statement, occupancy report and/or lease-up schedule, receivables aging report and operating and Capital Expenditure budget for such Real

Property for the then current calendar year, and to the extent available to the Borrower or the Subsidiary Guarantor, the three (3) immediately preceding calendar years; and

(d)           to the extent available, an operating statement for the current calendar quarter and the trailing twelve (12) calendar months, a current Rent Roll, a current receivable aging report;

(e)           an Appraisal of such Real Property;

(f)            any documents reflecting any Indebtedness incurred in connection with the purchase of the Real Property and the Lien created thereby; and

(g)           any additional documents that Agent may reasonably request.

“Receivables” shall mean and include, as to Borrower and each Subsidiary Guarantor, all of Borrower’s and such Subsidiary Guarantor’s accounts, contract rights, instruments, documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables, and all other forms of obligations owing to Borrower and such Subsidiary Guarantor arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Reduction Notice” shall have the meaning set forth in Section 13.1 hereof.

“Release” or “Releases” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Rent Roll” shall have the meaning set forth in Section 5.11 hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Restoration” shall mean in case of a Casualty or a Taking, the restoration, replacement or rebuilding of the portion of a Real Property affected by the Casualty or Taking such that when such restoration, replacement or rebuilding is completed, the applicable Real Property shall have been restored, in the case of any Casualty, substantially to the same character and condition as prior to such Casualty, and in the case of any Taking, to an integral unit as substantially similar as possible, taking into account the extent of the Taking, to the character and condition of the applicable Real Property prior to such Taking, in each case in accordance with this Agreement, all Legal Requirements, the Permitted Encumbrances, and to the extent any alterations or additions were made in compliance with this Agreement, with any such alterations or additions.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash securities or other property) with respect to any Equity Interests in Borrower, REIT or any Subsidiary Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Advance Date” shall have the meaning set forth in Section 2.2(a) hereof.

“Revolving Advances” shall mean those advances made pursuant to Section 2.1.

“Revolving Credit Note” shall mean the promissory note referred to in Section 2.1 hereof, as such may be amended and supplemented from time to time.

“Schedule of Documents” shall mean that certain Schedule of Documents prepared by Agent in connection with this Agreement.

“Space Leases” shall mean means any and all leases, subleases, licenses, concessions and other agreements related to the occupancy of any portion of any Real Property now or hereafter entered into by or on behalf of Borrower or the applicable Subsidiary Guarantor or its predecessors in title thereto, together with any and all extensions and renewals thereof.

“Space Lease Rents” shall mean all sums payable pursuant to any Space Lease in the nature of “rent”, “fixed rent”, “base rent”, “additional rent”, “percentage rent”, “common area maintenance or administrative charges”, “real estate taxes”, “insurance premiums”, or otherwise with respect to the use and occupancy of all or any portion of the Real Property encumbered by such Space Lease.

“Subsidiary” shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation or other entity, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Guarantor” shall mean a wholly owned Subsidiary of Borrower.

“Subsidiary Stock” shall mean all of the Equity Interests of any Subsidiary Guarantor owned by Borrower.

“Survey” shall mean, for each parcel of Real Property, an as-built ALTA/ASCM survey of such Real Property which shall include certifications in favor of Agent and the applicable title company.

“Taking” shall mean any temporary or permanent taking by any Governmental Authority of any Real Property or any part thereof through eminent domain or other proceedings or by any settlement or compromise of such proceedings, or any voluntary conveyance of such property or any part thereof during the pendency of any such proceedings.

“Tenant” shall mean a tenant, subtenant, licensee, concession holder or other Person having the right to use or occupy all or any portion of any Real Property pursuant to a Space Lease.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Third Party Indebtedness” shall mean any Indebtedness owed by Borrower or any Subsidiary Guarantor to a Person that is not an Affiliate of Borrower or such Subsidiary Guarantor.

“Third Party Indebtedness Guaranty” shall mean a Guaranty, provided by Lender hereunder on behalf of Borrower or a Subsidiary Guarantor pursuant to Section 2.7 hereof, of any Third Party Indebtedness incurred by Borrower or the Subsidiary Guarantor.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transferee” shall have the meaning set forth in Section 15.3(b) hereof.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Texas on the date of this Agreement, as may be amended or otherwise modified hereafter, including, without limitation, by the revisions to Article 9 and other Articles of the Uniform Commercial Code, as adopted by the State of Texas.

1.3           Uniform Commercial Code Terms.  All terms used herein and defined in the UCC from time to time shall have the meaning given therein unless otherwise defined herein.  To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4           Certain Matters of Construction.  The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II.            ADVANCES, PAYMENTS, GUARANTIES, LETTERS OF CREDIT.

2.1           Revolving Advances.  Subject to the terms and conditions set forth in this Agreement, during the Term Lender shall make Revolving Advances to Borrower, at any time and from time to time on or after the date hereof, in aggregate amounts that shall not exceed at any time the (A) the Maximum Commitment Amount less (B) the Outstanding Facility Amounts.  The Revolving Advances shall be evidenced by a secured promissory note, executed by Borrower, dated as of the date of this Agreement (the “Revolving Credit Note”), payable to Lender on the Expiration Date (unless sooner accelerated or prepaid pursuant to the terms of this Agreement, substantially in the form attached hereto as Exhibit 2.1(a).

2.2           Procedure for Borrowing Advances.

(a)           To request a Revolving Advance (other than the initial Revolving Advance which shall be made on the date hereof), Borrower shall notify Agent of such request by delivery to Agent of an Advance Request not later than 2:00 p.m., Dallas, Texas time, on a Business Day that is not less than fifteen (15) Days before the date of the proposed Revolving Advance (the “Revolving Advance Date”). Each such Advance Request shall be in a form approved by Agent and signed by Borrower and shall be revocable until one (1) Business Day prior to the date of the requested Revolving Advance, but shall thereafter be irrevocable; provided, however, in the event of any such revocation, Borrower shall be responsible for any losses, costs or other expenses incurred by Lender in liquidating or redeploying deposits or other funds acquired by Lender to fund the applicable Revolving Advance and any overdraft, processing or other reasonable costs (including reasonable attorney’s fees) incurred by Lender as a result of such revocation.

(b)           Each Advance Request shall specify the following information in compliance with Section 2.2(a) hereof:

(i)            the aggregate amount of the requested Revolving Advance;

(ii)           the Revolving Advance Date, which shall be a Business Day;

(iii)          certification by an executive officer of the General Partner that the proceeds of the Revolving Advance will be used for the acquisition or development of Eligible Real Property, investments in mezzanine financing, or general corporate purposes and that the limitation set forth in Section 2.3 shall not be violated as a result of such Revolving Advance;

(iv)          the Real Property Package with respect to any Revolving Advance the proceeds of which will be used to purchase Real Property;

(v)           the name of any Subsidiary Guarantor which will be made a party to this Agreement as a result of such Revolving Advance; and

(vi)          the location and number of the Borrower’s account into which funds relating to such Revolving Advance shall be disbursed and which shall comply with the requirements of Section 2.4 hereof.

2.3           Limitation.  No Revolving Advance shall be required to be made hereunder with respect to any Eligible Real Property that will be subject to any Indebtedness or a Lien, unless the amount of such Indebtedness is no more than the Appraised Value of the Eligible Real Property.

2.4           Disbursement of Advance Proceeds.  All Revolving Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lender, shall be charged to Borrower’s Account on Agent’s books.  During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.  The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lender make such Revolving Advances, be made available to the Borrower on the Revolving Advance Date by wire transfer of immediately available funds by 2:00 p.m., Dallas, Texas time, to the account designated by Borrower in the applicable Advance Request.

2.5           Repayment of Advances.

(a)           The unpaid principal amount of each Revolving Advance shall be due and payable in full on the last day of the Term, as such may be extended in accordance herewith, subject to earlier prepayment as herein provided.

(b)           All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 12 p.m. Dallas, Texas time, on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent.  Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.6           Use of Proceeds.  Borrower shall apply the proceeds of Revolving Advances to (i) purchase or develop Eligible Real Estate, (ii) make investments in mezzanine loans, and (iii) to provide for its working capital needs and general corporate purposes.

2.7           Guaranties.

(a)           Subject to the terms and conditions set forth in this Agreement, Lender shall Guaranty any Third Party Indebtedness incurred by Borrower or any Subsidiary Guarantor or provide Contingent Obligation Guaranties in aggregate amounts that shall not exceed at any time (A) the Maximum Commitment Amount less (B) the Outstanding Facility Amounts.

(b)           To request a Guaranty, Borrower shall notify Agent of such request by delivery to Agent of a Guaranty Request not later than 2:00 p.m., Dallas, Texas time, on a

Business Day that is not less than fifteen (15) Days before the date the proposed Guaranty is to be provided (the “Guaranty Date”). Each such Guaranty Request shall be in a form approved by Agent and signed by Borrower and shall be revocable until one (1) Business Day prior to the date of the requested Guaranty, but shall thereafter be irrevocable; provided, however, in the event of any such revocation, Borrower shall be responsible for any losses, costs or other expenses incurred by Agent or Lender (including reasonable attorney’s fees) as a result of such revocation.

(c)           Each Guaranty Request shall specify:

(i)            the aggregate principal amount of the Third Party Indebtedness covered by the requested Third Party Indebtedness Guaranty and the aggregate principal amount of any Third Party Indebtedness for which Lender is providing a Contingent Obligation Guaranty;

(ii)           the Guaranty Date, which shall be a Business Day;

(iii)          the name of any Subsidiary Guarantor which will be made a party to this Agreement as a result of such Guaranty; and

(iv)          certification by an executive officer of the General Partner that the Guaranty relates to Third Party Indebtedness or a Contingent Recourse Obligation.

(d)           Borrower may terminate any Guaranty by notifying Agent of the revocation, settlement or satisfaction of the Third Party Indebtedness or Contingent Recourse Obligation underlying the Guaranty, and providing Agent evidence of such revocation, settlement or satisfaction, in such form that is reasonably satisfactory to Agent.

2.8           Letters of Credit.

(a)           Subject to the terms and conditions hereof, upon Borrower’s written request as may be provided from time to time, Agent shall use its commercially reasonable best efforts to cause one or more Designated Banks to make available to Borrower, for its own account or for the account of any of its wholly owned Subsidiaries, one or more letters of credit (each, a “Letter of Credit”) having an aggregate face amount of up to Fifty Million Dollars ($50,000,000); provided, however, that Agent will not be required to cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the Outstanding Facility Amounts to exceed the Maximum Commitment Amount.  This Agreement is not a pre-advice for the issuance of a Letter of Credit.  All disbursements or payments related to Letters of Credit shall be deemed to be Revolving Advances and shall bear interest at the Applicable Interest Rate.  Letters of Credit that have not been drawn upon shall not bear interest.

(b)           Borrower shall use its commercially reasonable best efforts to cooperate with Agent in obtaining each such Letter of Credit.

(c)           In connection with the issuance of any Letter of Credit, Borrower shall indemnify, save and hold Agent and Lender harmless from any loss, cost, expense or liability,

including, without limitation, payments made by any of them and expenses and reasonable attorneys’ fees incurred by Agent or Lender arising out of, or in connection with, any Letter of Credit to be issued or created for any Borrower.

2.9           Mandatory Prepayments.

(a)           If at any time the Outstanding Facility Amounts exceeds the Maximum Commitment Amount, Borrower shall, immediately upon receipt of written notice from Agent of such an event, pay to Agent an amount sufficient to reduce the Outstanding Commitments to the Maximum Commitment Amount.  Agent shall apply all amounts paid pursuant to this Section to first reduce any outstanding Revolving Advances in reverse chronological order of the Revolving Advance Date, and next to collateralize any Letters of Credit with cash.

(b)           When Borrower or any Subsidiary Guarantor sells or otherwise disposes of any Real Property, or refinances any Revolving Advances borrowed in connection with the purchase of such Real Property, Borrower shall repay the Revolving Advances in an amount equal to the lesser of the portion of the Revolving Advance allocable to the Real Property (as set forth on the Borrower’s Account) and the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent.  The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.

2.10         Optional Prepayments.  Borrower may prepay all or any portion of any Revolving Advance without premium or penalty hereunder.

2.11         Statement of Account.  Agent shall maintain, in accordance with its customary commercially reasonable procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Revolving Advance made by Agent and the date and amount of each payment in respect thereof, the date and amount of each Guaranty and the date and face amount of each Letter of Credit and disbursement under each Letter of Credit; provided, however, the failure by Agent to record the date and amount of any of the foregoing shall not adversely affect Agent or Lender.  Each month, Agent shall send to Borrower a statement showing the accounting for the Revolving Advances and Guaranties made, payments made or credited in respect thereof, and Letters of Credit provided and disbursements and reimbursements made therefor, and other transactions between Agent and Borrower, during such month.  The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lender and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within forty five (45) days after such statement is received by Borrower.  The records of Agent with respect to the Borrower’s Account shall be conclusive evidence absent manifest error of the amounts of Advances, Guaranties and other charges thereto and of payments applicable thereto.

2.12         Increase in Maximum Commitment Amount.  At any time during the Term upon written request by Borrower to Agent, the Maximum Commitment Amount may be increased, in $100,000,000 increments, to up to Four Hundred Million Dollars ($400,000,000) as

consented to by Lender (which consent may be withheld in Lender’s sole discretion).  Upon the approval of such an increase (the “Increase Date”) the term “Maximum Commitment Amount” shall mean the increased amount as agreed to in accordance herewith (the “Increased Amount”).  Further, on the Increase Date, Borrower shall execute and deliver a supplement or allonge to the Revolving Credit Note reflecting the increase to the Maximum Commitment Amount.

III.           INTEREST AND FEES.

3.1           Interest.  Interest on all Revolving Advances, unreimbursed paid calls on any Guaranties and unreimbursed drawings under Letters of Credit shall be payable in arrears on the first day of each month and in its then-remaining entirety on the last day of the Term.  Interest charges shall be computed on the actual principal amount of Revolving Advances, unreimbursed paid calls on Guaranties and unreimbursed drawings under Letters of Credit outstanding (“Outstanding Commitments”) during the month (the “Monthly Advances”) at a rate per annum equal to the Applicable Interest Rate.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Outstanding Commitments shall bear interest at the rate of eighteen percent (18%) per annum (the “Default Rate”).

3.2           Letter of Credit Fees.  Borrower shall pay to Agent, for the benefit of Lender, fees for each Letter of Credit issued to Borrower during the Term equal to the face amount of each outstanding Letter of Credit multiplied by one and one-half percent (1.5%) per annum, such fees to be payable quarterly in advance with the first such payment due upon the issuance of the Letter of Credit and the succeeding payments payable on the 1st day of the calendar quarter following the date of issuance.

3.3           Commitment Fee.  Upon execution of this Agreement by Lender, Borrower shall pay to Agent, for the benefit of Lender, a Commitment Fee equal to one-quarter of one percent (0.25%) (the “Commitment Fee Rate”) of the Maximum Commitment Amount.  Upon each occurrence of an increase of the Maximum Commitment Amount pursuant to Section 2.12, Borrower shall pay to Agent, for the benefit of Lender, an additional Commitment Fee equal to the Commitment Fee Rate multiplied by the difference between the Increased Amount and the Maximum Commitment Fee in effect immediately prior to the Increase Date.  Further, if the Term is extended pursuant to Section 13.1, then upon approval of such extension, Borrower shall pay to Agent, for the benefit of Lender an additional Commitment Fee equal to the Commitment Fee Rate multiplied by the Maximum Commitment Amount then in effect.

3.4           Facility Fee.  If, for any calendar year (or portion thereof for any period during the Term not constituting a complete calendar year) during the Term, the sum of (i) the average daily unpaid principal balance of the Revolving Advances, plus (ii) the average daily Guaranty Value, plus (iii) the average daily stated amount of outstanding Letters of Credit, in each case, for each day of such calendar year (or portion thereof) does not exceed the average daily Maximum Commitment Amount for such calendar year (or portion thereof), then Borrower shall pay to Agent, for the benefit of Lender, a fee at a rate equal to one-tenth of one percent (0.1%) per annum on the amount by which the average daily Maximum Commitment Amount exceeds such average daily balance.  Such fee shall be payable to Agent in arrears on the last day of each calendar year (or, on the last day of the Term, if the last day of the Term does not fall on the last day of a calendar year).

3.5           Guaranty Fee.  Borrower shall pay to Agent, for the benefit of Lender, fees for each Guaranty provided during the Term equal to the Guaranty Value of each Guaranty multiplied by one and one-half percent (1.5%) per annum, such fees to be payable quarterly in advance with the first such payment due upon the provision of the Guaranty and the succeeding payments payable on the 1st day of the calendar quarter following the date of provision (the “Guaranty Fee”).

3.6           Computation of Interest and Fees.  Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

3.7           Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law.  In the event interest and other charges as computed hereunder would otherwise exceed the highest rate, permitted under law, such excess amount shall be first applied to any unpaid principal balance on Revolving Advances owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.8           Authority to Charge Borrower’s Account.  Borrower hereby authorizes Agent to charge Borrower’s Account with the amount of all payments due under this Article III as such payments become due.  Any amount charged to Borrower’s Account shall be deemed a Revolving Advance hereunder and shall bear interest at the Applicable Interest Rate.  Borrower confirms that any charges which Agent may make to Borrower’s Account as provided herein will be made as an accommodation to Borrower and solely at Agent’s discretion.

IV.           COLLATERAL: GENERAL TERMS.

4.1           Security Interest in the Collateral.  To secure the prompt payment and performance to Agent and Lender of the Obligations, Borrower hereby assigns, pledges and grants to Agent for its benefit and for benefit of Lender a continuing security interest in and to all of the Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located.

4.2           Perfection of Security Interest.  Borrower shall deliver to Agent the Pledge Agreements and shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral.  All charges, expenses and fees Agent may incur in protecting, exercising or enforcing its rights hereunder in the Collateral shall be charged to Borrower’s Account as a Revolving Advance and added to the Obligations, or, at Agent’s option, shall be paid to Agent for the benefit of Lender immediately upon demand.

4.3           Books and Records.  Borrower and each Subsidiary Guarantor shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from-such earnings in connection with its business.  All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

4.4           Financial Disclosure.  Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Agent and Lender copies of Borrower’s and any Subsidiary Guarantor’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and Lender any information such accountants may have concerning Borrower’s and each Subsidiary Guarantor’s financial status and business operations.  Borrower hereby authorizes all federal, state and municipal authorities to furnish to Agent and Lender copies of reports or examinations relating to Borrower and each Subsidiary Guarantor, whether made by Borrower or otherwise; however, Agent and Lender will attempt to obtain such information or materials directly from Borrower prior to obtaining such information or materials from such accountants or such authorities.

4.5           Exculpation of Liability.  Nothing herein contained shall be construed to constitute Agent or Lender as any Borrower’s or any Subsidiary Guarantor’s agent for any purpose whatsoever, nor shall Agent or Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof.  Neither Agent nor Lender, whether by anything herein or in any assignment or otherwise, assume any of Borrower’s or any Subsidiary Guarantor’s obligations under any contract or agreement assigned to Agent or Lender, and neither Agent nor Lender shall be responsible in any way for the performance by Borrower or any Subsidiary Guarantor of any of the terms and conditions thereof.

4.6           Financing Statements.  Borrower and each Subsidiary Guarantor hereby authorizes Agent to file all financing statements and any amendment thereto, deemed appropriate by Agent in connection with the perfection of a security interest in the Collateral (and will pay the cost of filing or recording the same in all public offices deemed necessary or desirable by the Agent).

V.            REPRESENTATIONS AND WARRANTIES.

Borrower, with respect to itself and each Subsidiary Guarantor; and each Guarantor with respect to itself, represents and warrants as follows:

5.1           Authority.  Borrower and each Guarantor has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder.  This Agreement and the Other Documents constitute the legal, valid and binding obligation of Borrower and such Guarantor enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within Borrower’s and such Guarantor’s corporate or limited liability company or limited partnership, as the case may be, powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s or such Guarantor’s by-laws, certificate or articles of incorporation, limited liability company operating agreement, limited partnership agreement or certificate of formation or other applicable documents relating to Borrower’s or such Guarantor’s formation or to the conduct of Borrower’s or such Guarantor’s business (collectively, “Charter Documents”) or of any material agreement or undertaking to which Borrower or such Guarantor is a party or by which Borrower and such Guarantor is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower or such Guarantor under the provisions of any agreement, Charter Document, instrument, by-law, or other instrument to which Borrower or such Guarantor is a party or by which it or its property may be bound.

5.2           Formation and Qualification; Certain Collateral.

(a)           Schedule 5.2(a) hereto sets forth (i) the exact legal name of Borrower and each Guarantor, (ii) the state in which Borrower and each Guarantor is incorporated or organized and in good standing, and (iii) each state in which Borrower or a Subsidiary Guarantor is qualified to do business and is in good standing which constitute all states in which qualification and good standing are necessary for Borrower or such Subsidiary Guarantor to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  Borrower and each Guarantor has delivered to Agent true and complete copies of its Charter Documents and will promptly notify Agent in writing (with copies thereof) of any amendment or changes thereto.

(b)           The Subsidiaries of Borrower as of the date hereof are listed on Schedule 5.2(b).

5.3           Survival of Representations and Warranties.  All representations and warranties of Borrower and each Guarantor contained in this Agreement and the Other Documents shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4           Tax Returns.  Borrower’s, each Subsidiary Guarantor’s and REIT’s federal tax identification number has been provided to Agent.  Each of Borrower, each Subsidiary Guarantor and REIT has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable, except such other reports where the failure to file would not result in a liability to Borrower, any Subsidiary Guarantor or REIT in excess of $50,000 and except for any such filing or payment which Borrower, any Subsidiary Guarantor or REIT is contesting in good faith by appropriate proceedings which act to prevent the filing of any Lien against the Collateral on account of such failure to file or nonpayment during the pendency of the proceedings and with respect to which the Borrower, the Subsidiary Guarantor or REIT has established adequate reserves on its books and records.  The provision for taxes on the books of Borrower and REIT are adequate for all years not closed by applicable statutes, and for its current fiscal year, and neither Borrower nor REIT has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5           Financial Statements.  The consolidated balance sheets of REIT, Borrower, their Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of October 31, 2006, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of REIT, Borrower and their Subsidiaries at such date and the results of their operations for such period.  Since October 31, 2006 there has been no change in the condition, financial or otherwise, of REIT, Borrower or their Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by REIT, Borrower and their respective Subsidiaries, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

5.6           Corporate or Limited Liability Company Name.  Neither REIT, Borrower nor any Subsidiary Guarantor has been known by any other corporate or limited partnership name in the past five years and does not sell Inventory or real estate under any other name, nor has REIT, Borrower or any Subsidiary Guarantor been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7           Environmental Matters.

(a)           Each of REIT, Borrower and each Subsidiary Guarantor has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect; there have been no outstanding citations, notices or orders of non-compliance issued to REIT, Borrower or any Subsidiary Guarantor or relating to any of their business, assets, property, leaseholds or Equipment under any such laws, rules or regulations which could reasonably be expected to have a Material Adverse Effect.

(b)           Each of REIT, Borrower and each Subsidiary Guarantor has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws, except for such licenses, certificates or permits, if any, which if not issued could reasonably be expected to have a Material Adverse Effect.

(c)           (i), there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of any Borrower or of its tenants.

5.8           Solvency; No Litigation; No Violation; ERISA.

(a)           REIT and Borrower and their Subsidiaries on a consolidated basis are solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b)           There are no actions, suits or proceedings at law or in equity now pending or, to the knowledge of REIT or Borrower threatened, against or affecting REIT, Borrower or any of their Subsidiaries or any business, property or rights of any such person as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

(c)           Neither REIT, Borrower nor any Subsidiary Guarantor is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is REIT, Borrower or any Subsidiary Guarantor in violation of any order of any court, governmental authority or arbitration board or tribunal, which violation could reasonably be expected to have a Material Adverse Effect.

(d)           Neither REIT, Borrower, nor any Subsidiary Guarantor nor any member of the Controlled Group maintains or contributes to any Plan.

5.9           Licenses and Permits.  Each of REIT, Borrower and each Subsidiary Guarantor (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to so comply or to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.

5.10         Real Properties.

(a)           Casualty; Taking.  No Casualty has occurred to any portion of any Real Property since the Borrower’s or the applicable Subsidiary Guarantor’s acquisition thereof which remains unrepaired and (i) no Taking of any portion of any Real Property, (ii) no Taking or modification, realignment or relocation of any streets or roadways abutting any Real Property or (iii) no denial of access to any Real Property from any point of access (public or private), has occurred since Borrower’s or the applicable Subsidiary Guarantor’s acquisition thereof (or to

Borrower’s knowledge, prior to such acquisition) or, to the knowledge of Borrower or such Subsidiary Guarantor, is threatened or pending.

(b)           Encroachments.  Except as shown on the Survey of each Real Property, to Borrower’s knowledge, none of the improvements thereon encroach upon any building line, setback line, side yard line or any easement.

(c)           Legal Requirements.  Each Real Property is, or upon construction completion shall be, in material compliance with all Legal Requirements.

(d)           Defects.  Except as disclosed in the building condition reports certified to Agent and delivered to Agent at or prior to the Effective Date, to Borrower’s knowledge, there exists no structural or other material defects or damages in any of the Real Properties, whether latent or otherwise that (i) pose a hazard to life or safety, (ii) require immediate repair and in the case of either (i) or (ii), the cost of which would exceed $200,000 to repair, and Borrower or any Subsidiary Guarantor has not received written notice from any insurance company or bonding company of any defects or inadequacies in any of the Real Properties, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(e)           Alterations.  No alterations, additions or other modifications have been made to any Real Property since the date of the Survey of such property which would render such Survey inaccurate in any material respect.

(f)            Utilities and Access.  Each Real Property has, or will have upon construction completion, utility services and facilities, including water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities, adequate in all respects, including minimum capacities, for the operation of such Real Property for its intended purposes in accordance with this Agreement. Except as shown on the Survey of each Real Property, to Borrower’s knowledge all such utility services and facilities are, or will be upon construction completion, available at the boundaries of such Real Property. Each Real Property has, or will have upon construction completion, direct physical access to and from at least one public road adequate in all respects for the operation of such Real Property for its intended purposes in accordance with this Agreement.

(g)           Tax Parcel.  Each parcel of Real Property is separately assessed from all other adjacent land for purposes of real estate taxes and without regard for any other property, and for all purposes may be mortgaged, conveyed and otherwise dealt with as an independent parcel. Borrower has paid all taxes and assessments affecting the Real Properties or otherwise payable by Borrower which were due on or before the Closing Date, except for Taxes being contested in good faith. To the best of Borrower’s knowledge, there is no material proposed new tax assessment against any of Real Property or any basis for such an assessment, other than potential increases in valuation in connection with Borrower’s (or a Subsidiary Guarantor’s) recent acquisition of the Real Property.

(h)           Flood Hazards.  Except as shown on the Survey of each Real Property, to Borrower’s knowledge, neither all nor any portion of such Real Property is located within an area that has been designated or identified as an area having special flood hazards by the Secretary of Housing and Urban Development or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control.

5.11         Space Lease.  There are no Space Leases with respect to any Real Property other than the Space Leases which are set forth on the Rent Roll. Except as set forth on the rent roll for such Real Property (the “Rent Roll”) or by any estoppel certificate received by Agent on or prior to the Closing Date: (a) each Space Lease is in full force and effect; (b) the Tenants have accepted possession of and are in occupancy of all of their respective demised premises and have commenced the payment of Space Lease Rent under the Space Leases to the extent set forth on the Rent Roll, and, to Borrower’s knowledge, there are no offsets, claims or defenses to the enforcement thereof presently outstanding; (c) all Space Lease Rents due and payable under each Space Lease have been paid and no portion of any Space Lease Rent has been paid for any period more than thirty (30) days in advance; (d) the fixed rent payable under each Space Lease is the amount of fixed rent set forth in the Rent Roll, and, to Borrower’s knowledge, there is no claim or basis for a claim by the Tenant thereunder for an adjustment to the such fixed rent; (e) no Tenant has made any claim in writing against Borrower or any Manager which has been received by Borrower or Manager and remains outstanding that Borrower or Manager is in default under its applicable Space Lease; (f) to Borrower’s knowledge, no default by Borrower, any Subsidiary Guarantor or any Tenant under any Space Lease, and no event which, with the giving of notice or passage of time, or both, would constitute a default, has occurred; and (g) each Space Lease is the valid, binding and enforceable obligation of the Borrower or the applicable Subsidiary Guarantor and to Borrower’s knowledge, the applicable Tenant thereunder, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

5.12         REAs.  Borrower has delivered or caused to be delivered to Agent a true, correct and complete copy of each REA. Each REA is in full force and effect and has not been modified, amended or otherwise supplemented except pursuant to any amendment, modification or supplement delivered to Agent. The REAs represent the only agreements among Borrower, a Subsidiary Guarantor and the other parties thereto with respect to the applicable Real Property and any other property which is the subject of the REAs, and there are no other promises, agreements, understandings, or commitments of any kind among Borrower, any Subsidiary Guarantor and the other parties to the REAs with respect thereto. There are no defaults under any REA on the part of Borrower, the applicable Subsidiary Guarantor, or to Borrower’s or the Subsidiary Guarantor’s knowledge, by any other party thereunder, and no event has occurred, which with the passage of time, the giving of notice, or both, would constitute a default under any REA. All sums due and payable by Borrower or any Subsidiary Guarantor under the REAs have been paid in full. Neither Borrower, the applicable Subsidiary Guarantor nor any other party to any REA has commenced any action or, to Borrower’s or a Subsidiary Guarantor’s knowledge, given or received any notice for the purpose of terminating such REA, or to Borrower’s knowledge, given or received any notice of default which has not been cured. To

Borrower’s or a Subsidiary Guarantor’s knowledge, no party to the REA is the subject of any bankruptcy or other insolvency action. No REA contains any option to purchase or right of first refusal or option to purchase any Collateral or any part thereof.  To Borrower’s or any Subsidiary Guarantor’s knowledge (a) all of the representations, warranties, certifications, statements and other information set forth on any estoppel certificate relating to an REA and delivered to Agent are true, correct and complete in all material respects and (b) none of such estoppels omit to state a material fact necessary in order to make the representations, warranties, certifications, statements and other information contained therein not materially misleading.

5.13         Ground Lease.  Each Ground Lease is in full force and effect and has not been modified or amended except as disclosed to Agent. The Ground Lease represents the only agreements between Borrower, the applicable Subsidiary Guarantor and the landlord thereunder with respect to the applicable Real Property and there are no other promises, agreements, understandings, or commitments of any kind between the applicable Borrower and the landlord thereunder with respect thereto. There are no defaults under any Ground Lease on the part of Borrower or the applicable Subsidiary Guarantor as tenant or, to Borrower’s or any Subsidiary Guarantor’s knowledge, by the landlord thereunder, and no event has occurred, which with the passage of time, the giving of notice, or both, would constitute a default under any Ground Lease on the part of the Borrower, the applicable Subsidiary Guarantor, or to Borrower’s or a Subsidiary Guarantor’s knowledge, by the landlord thereunder. All rents, additional rents and other sums due and payable under each Ground Lease have been paid in full. Neither Borrower or the applicable Subsidiary Guarantor, as tenant, or the landlord under any Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Ground Lease or given or received notice of default which has not been cured. To Borrower’s knowledge, the landlord under the Ground Lease is not the subject of any bankruptcy or other insolvency action. To Borrower’s knowledge (a) all of the representations, warranties, certifications, statements and other information set forth on any estoppel certificate relating to a Ground Lease and delivered to Agent are true, correct and complete in all material respects and (b) none of such estoppels omit to state a material fact necessary in order to make the representations, warranties, certifications, statements and other information contained therein not materially misleading.

5.14         Default of Indebtedness.  Neither REIT, Borrower nor any Subsidiary Guarantor is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.15         No Default.  Neither REIT, Borrower nor any Subsidiary Guarantor is in default in the payment or performance of any of its contractual obligations which could reasonably be expected to have a Material Adverse Effect and no Default has occurred.

5.16         No Labor Disputes.  Neither REIT, Borrower nor any Subsidiary Guarantor is involved in any labor dispute; there are no strikes or walkouts or union organization of REIT’s, Borrower’s or any Subsidiary Guarantor’s employees threatened or in existence and no labor contract is scheduled to expire during the Term, which in any such case could reasonably be expected to have a Material Adverse Effect.

5.17         Margin Regulations.  Neither REIT, Borrower nor any Subsidiary Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Revolving Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.  No part of the proceeds of any Revolving Advances will be used for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations T, U or X of the Board of Governors.

5.18         Investment Company Act.  Neither REIT, Borrower nor any Subsidiary Guarantor (i) is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company, or (ii) is a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

5.19         Conflicting Agreements.  No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on REIT, Borrower or any Subsidiary Guarantor or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20         Application of Certain Laws and Regulations.  Neither Borrower nor any Subsidiary Guarantor is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

VI.           AFFIRMATIVE COVENANTS.

Each of Borrower, REIT and each Subsidiary Guarantor, as specified herein, shall, until payment in full of the Obligations and termination of this Agreement:

6.1           Payment of Obligations.  Borrower and each Subsidiary Guarantor will pay its obligations, excluding the Obligations (which are the subject of the other provisions of this Agreement and in the Other Documents), before the same shall become delinquent or in default, except where (a) the validity or amount thereof is subject to a Good Faith Contest, (b) Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.2           Compliance with Environmental Laws.

(a)           Borrower, REIT and each Subsidiary Guarantor shall comply in all material respects with all applicable Environmental Laws and immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest.

(b)           Borrower shall defend and indemnify Agent and Lender and hold Agent, Lender and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lender under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or Lender.

6.3           Maintenance of Property. Borrower, REIT and each Subsidiary Guarantor shall do all things reasonably necessary to maintain, preserve, protect and keep its properties in good repair, working order and condition except where the failure will not result in a Material Adverse Effect.

6.4           No Violations.  Without limiting any other provision hereof, Borrower and each Subsidiary Guarantor will comply in all material respects with all Legal Requirements applicable to it or its property, obtain, keep in full force and effect and comply in all material respects with all licenses and permits and any other agreements and instruments binding upon Borrower or the Subsidiary Guarantor or its properties required for the operation of its property, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower shall comply in all material respects with the terms and provisions of its constitutive documents and any judgment, Management Agreements, and Space Leases.

6.5           Litigation and Other Notices.  Borrower shall give Agent prompt notice of the following:

(a)           promptly following the receipt of a notice, or obtaining knowledge, thereof, the issuance by any court or Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of any Revolving Advances or Guaranties, or invalidating, or having the effect of invalidating, any provision of this Agreement or the Other Documents that would materially adversely affect Lender’s ability to enforce any payment obligations hereunder, or the filing or commencement of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(b)           promptly following the receipt of a notice, or obtaining knowledge, thereof, the filing or commencement of any action, suit or proceeding against or affecting Borrower, any Subsidiary Guarantor, REIT or any of their wholly owned Affiliates, whether at law or in equity or by or before any arbitrator or Governmental Authority, (i) which is material and is brought by or on behalf of any Governmental Authority, or in which injunctive or other equitable relief is sought or (ii) which, if adversely determined, could (A) reasonably be expected to result in liability in an aggregate amount of $500,000 or more, not reimbursable by insurance or otherwise have a Material Adverse Effect, or (B) materially impairs the right of Borrower or any Subsidiary Guarantor to perform its obligations under this Agreement or any of the Other Documents to which it is a party;

(c)           promptly following the receipt of a notice, or obtaining knowledge, thereof, the occurrence of any Reportable Event;

6.6           Collateral.  To the extent reasonably requested by Agent, Borrower shall take all steps necessary to protect Agent’s interest in the Collateral under applicable state or local statutes or ordinances.

6.7           Execution of Supplemental Instruments.  Borrower and each Subsidiary Guarantor shall execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

6.8           Payment of Indebtedness.  Borrower and each Subsidiary Guarantor shall pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is the subject of a Good Faith Contest.

6.9           Patriot Act Compliance.  Borrower will, and will cause the REIT and all Subsidiaries of Borrower and the REIT to comply with the Patriot Act and all related requirements of governmental authorities having jurisdiction over such Persons and the Real Property, including those relating to money laundering and terrorism. Agent shall have the right to audit Borrower’s, REIT’s and each such other Person’s compliance with the Patriot Act and all related requirements of governmental authorities having jurisdiction over such Person and the applicable Real Property, including those relating to money laundering and terrorism. In the event that REIT, Borrower, or such other Person fails to comply with the Patriot Act, then Agent may, at its option, cause such Person to comply therewith and any and all costs and expenses incurred by Agent in connection therewith shall be added to the Obligations and bear interest at the Default Rate from the date paid or incurred by Agent until paid to Agent.

6.10         Damage or Destruction.  Promptly, and in any case within five (5) Business Days after the occurrence thereof, Borrower shall notify Agent of any fire or other Casualty with respect to any portion of any Real Property. Such notice also shall generally describe the nature and extent of such Casualty and set forth such party’s best estimate of the cost of Restoration.

6.11         Taking of a Real Property.  Promptly, and in any case within three (3) Business Days after the occurrence thereof, Borrower shall notify Agent of any Taking of any portion of any Real Property or the commencement of any proceedings or negotiations which might result in such a Taking. Such notice shall generally describe the nature and extent of such Taking or the nature of such proceedings or negotiations and the nature and extent of the Taking which might result therefrom.

6.12         Insurance.  At Borrower’s own cost and expense in amounts and with carriers acceptable to Agent, Borrower and each Subsidiary Guarantor shall (a) keep all its insurable properties and properties in which Borrower or any Subsidiary Guarantor has an interest insured against the hazards of fire, flood (where applicable), sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower’s and such Subsidiary Guarantor including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower and the Subsidiary Guarantor insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower or any Subsidiary Guarantor is engaged in business; (e) furnish Agent with copies of all policies of insurance upon the request of Agent and annually during the Term evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date.

6.13         Payment of Taxes.  Borrower and each Subsidiary Guarantor will pay, before the same become delinquent, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or the Subsidiary Guarantor or any of their properties including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except to the extent they are the subject of a Good Faith Contest.

6.14         Leasing.  Borrower and each Subsidiary Guarantor shall have the right to enter, amend, modify, extend, renew or otherwise supplement into Space Leases with respect to the Real Property.  Borrower and the applicable Subsidiary Guarantor shall, and shall cause each Manager to, observe, perform, and discharge all material obligations, covenants, and warranties provided for under the terms of the Space Leases. Borrower and the applicable Subsidiary Guarantor shall, and shall cause each Manager to use commercially reasonable efforts to diligently enforce or secure the performance of each and every material obligation, term, covenant, condition, and agreement to be performed by any Space Lessee under the terms of the applicable Space Lease; provided, however, that, Borrower shall not be required to commence any litigation against a Tenant to enforce such obligations under its Space Lease if Borrower reasonably believes such commencement would not be appropriate under the circumstances. Borrower and the applicable Subsidiary Guarantor shall, and shall cause each Manager to, appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, the Space Leases or the obligations, duties, or liabilities of Borrower, any Subsidiary Guarantor or any Tenant thereunder.  Neither Borrower nor any Subsidiary Guarantor shall pledge, transfer, assign, mortgage, encumber, or allow to be encumbered any Space Leases or Space Lease Rents except to Agent and Lender as provided herein.

6.15         REAs.  Borrower and each Subsidiary Guarantor shall cause each REA to remain in full force and effect at all times. Borrower and each Subsidiary Guarantor shall observe, perform, and discharge, in all material respects, all obligations, covenants, and warranties provided for under the REAs.  Borrower and each Subsidiary Guarantor shall use commercially reasonable efforts to enforce its rights and/or secure the performance by the other party(ies) to the REAs. Neither Borrower nor any Subsidiary Guarantor shall enter into, surrender, terminate, cancel, modify or amend in any material respect, or enter into any agreement in substitution for, or consent to the assignment of any REA without, in each case, the prior consent of Agent, which shall not be unreasonably withheld.

6.16         Ground Leases.

(a)           Borrower and each Subsidiary Guarantor who is a tenant under a Ground Lease shall (i) pay all Ground Rents required to be paid under and pursuant to the provisions of each such Ground Lease as and when such rent or other charge is payable, (ii) diligently perform and observe in all material respects all of the terms, covenants and conditions of each such Ground Lease, and (iii) promptly notify Agent of the giving of any written notice by the landlord under any such Ground Lease to the Borrower or the Subsidiary Guarantor of any default by the Borrower or the Subsidiary Guarantor in the performance or observance of any of the terms, covenants or conditions of such Ground Lease and deliver to Agent a true copy of each such notice.

(b)           During the Term, there shall be no merger of the leasehold estate created by any such Ground Lease with the fee estate of the landlord thereunder without the prior written consent of Agent.

6.17         Payment of Leasehold Obligations.  Borrower and each Subsidiary Guarantor shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant (including all Ground Leases), and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.  Notwithstanding the foregoing, Borrower and any Subsidiary Guarantor may contest or dispute any of its rental obligations in good faith and by appropriate proceedings so long as Borrower has notified Agent of such contest or dispute and during the pendency of such contest or dispute no Lien attaches to any part of the Collateral as a result thereof and Borrower’s or the Subsidiary Guarantor’s use of the leased property and Agent’s access to the Collateral or any portion thereof is not impaired.

6.18         Standards of Financial Statements.  REIT and Borrower shall cause all financial statements referred to in Sections 9.5 and 9.6 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.19         Guaranties. To induce Agent and Lender to enter into this Agreement and to provide Revolving Advances, Guaranties and to use their commercially reasonable best efforts to obtain Letters of Credit for the benefit of Borrower:

(a)           Guaranty.  Each of REIT and the Sponsor (for purposes of this Section 6.19 only, collectively referred to as “Guarantor”) hereby jointly, severally, unconditionally and irrevocably guaranties to Lender, the punctual payment and performance when due, whether at stated maturity or by acceleration or otherwise, of the indebtedness and other obligations of Borrower to Lender that may become owing by Borrower under any of the Loan Documents (hereinafter referred to as “Payment Obligations”).  This guaranty is a present and continuing guaranty of payment and not of collectibility, and Lender shall not be required to prosecute collection, enforcement or other remedies against Borrower or any other guarantor of the Payment Obligations, or to enforce or resort to any collateral for the repayment of the Payment Obligations or other rights or remedies pertaining thereto, before calling on Guarantor for payment. If for any reason Borrower shall fail or be unable to pay, punctually and fully, any of the Payment Obligations, each Guarantor, subject to the limitations set forth in Section 6.19(b) below, shall pay such obligations to Lender in full immediately upon demand.  One or more successive actions may be brought against any of REIT or the Sponsor, as often as Lender deems advisable, until all of the Payment Obligations are paid in full (except that Sponsor’s obligations hereunder are subject to the limitations set forth in Section 6.19(b) below).  Each Guarantor agrees that Payment Obligations of such Guarantor shall be a primary obligation, shall not be subject to any counterclaim, set off, abatement, deferment or defense based upon any claim that Guarantor may have against Lender, Borrower, any other Guarantor or any other person or entity (except that Sponsor’s obligations hereunder are subject to the limitations set forth in Section 6.19(b) below), and shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by, any circumstance or condition (whether or not Guarantor shall have any knowledge thereof), including without limitation: (i) any lack of validity or enforceability of any of the Loan Documents; (ii) any termination, amendment, modification or other change in any of the Loan Documents, including, without limitation, any modification of the interest rate(s) described therein; (iii) any furnishing, exchange, substitution or release of any Collateral, or any failure to perfect any lien in the Collateral; (iv) any failure, omission or delay on the part of Borrower, Guarantor, any other guarantor of the Payment Obligations or of Lender or Agent to conform or comply with any term of any of the Loan Documents or any failure of Agent to give notice of any Event of Default; (v) any waiver, compromise, release, settlement or extension of time of payment or performance or observance of any of the obligations or agreements contained in any of the Loan Documents; (vi) any action or inaction by Lender or Agent under or in respect of any of the Loan Documents, any failure, lack of diligence, omission or delay on the part of Lender or Agent to perfect, enforce, assert or exercise any lien, security interest, right, power or remedy conferred on it in any of the Loan Documents, or any other action or inaction on the part of Lender or Agent; (vii) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshalling of assets and liabilities or similar events or proceedings with respect to Borrower, Guarantor or any other guarantor of the Payment Obligations, as applicable, or any of their respective property or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding; (viii) any merger or consolidation of Borrower or any Guarantor into or with any entity, or any sale, lease or transfer of any of the assets of Borrower, Guarantor or any other guarantor of the Payment Obligations to any other person or entity; (ix) any change in the ownership of Borrower or any Guarantor or any change in the relationship between Borrower, Guarantor or any other guarantor of the Payment Obligations, or any termination of any such relationship; (x) any release or discharge by operation of law of Borrower, Guarantor or any other guarantor of the Payment Obligations from any obligation or agreement contained in any of the Loan Documents;

or (xi) any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against Borrower or Guarantor to the fullest extent permitted by law.

Guarantor expressly and unconditionally waives (i) notice of any of the matters referred to in Section 6.19(a), (ii) all notices which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights against Guarantor, including, without limitation, any demand, presentment and protest, proof of notice of non payment under any of the Loan Documents and notice of any Event of Default or any failure on the part of Borrower, Guarantor or any other guarantor of the Payment Obligations to perform or comply with any covenant, agreement, term or condition of any of the Loan Documents, (iii) any right to the enforcement, assertion or exercise against Borrower, Guarantor or any other guarantor of the Payment Obligations of any right or remedy conferred under any of the Loan Documents, (iv) any requirement of diligence on the part of any person or entity, (v) to the fullest extent permitted by law and except as otherwise expressly provided in this Guaranty or the other Loan Documents, any claims based on allegations that Lender or Agent has failed to act in a commercially reasonable manner or failed to exercise Lender’s or Agent’s so called obligation of good faith and fair dealing, (vi) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under any of the Loan Documents, and (vii) any notice of any sale, transfer or other disposition of any right, title or interest of Lender or Agent under any of the Loan Documents.

Until the Payment Obligations are paid in full and all periods under applicable bankruptcy law for the contest of any payment by Guarantor or Borrower as a preferential or fraudulent payment have expired, Guarantor knowingly, and with advice of counsel, waives, relinquishes, releases and abandons all rights and claims to indemnification, contribution, reimbursement, subrogation and payment which Guarantor may now or hereafter have by and from Borrower and the successors and assigns of Borrower, for any payments made by Guarantor to Agent or Lender, including, without limitation, any rights which might allow Borrower, Borrower’s successors, a creditor of Borrower, or a trustee in bankruptcy of Borrower to claim in bankruptcy or any other similar proceedings that any payment made by Borrower or Borrower’s successors and assigns to Lender or Agent was on behalf of or for the benefit of Guarantor and that such payment is recoverable by Borrower, a creditor or trustee in bankruptcy of Borrower as a preferential payment, fraudulent conveyance, payment of an insider or any other classification of payment which may otherwise be recoverable from Lender or Agent.

If one or more attorneys is retained to represent Lender or Agent in any proceedings whatsoever in connection with this guaranty, then Guarantor shall pay to Lender and Agent upon demand all fees, costs and expenses incurred by Lender and Agent in connection therewith, including, without limitation, reasonable attorney’s fees, court costs and filing fees, in addition to all other amounts due hereunder.

(b)           Limitations on Guaranty.  The guaranty made by the Sponsor pursuant to Section 6.19(a) be and hereby is limited to, and shall be enforced solely by way of, a set-off against any unpaid fees the Sponsor or the Advisor, as applicable, has accrued or is entitled to accrue under the Advisory Agreement prior to the demand for enforcement of said guaranty.

VII.         NEGATIVE COVENANTS.

Until the expiration of the Term and all outstanding Obligations then or required to be performed have been paid or performed, as applicable, Borrower and REIT and each Guarantor, as applicable, covenants and agrees with Agent and Lender that:

7.1           Indebtedness. Borrower, REIT and each Subsidiary Guarantor shall not create, incur, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

7.2           Creation of Liens.  Neither Borrower nor REIT will create, incur, assume or permit to exist and shall promptly discharge any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Permitted Encumbrances; and

(b)           Liens created in favor of Agent and Lender pursuant to this Agreement.

7.3           Fundamental Changes; Certain Transfers of Collateral and Equity Interest.

(a)           REIT shall not engage to any material extent in any business other than businesses as are contemplated or described in REIT’s Charter Documents, as the same may be updated from time to time.

(b)           Except as otherwise permitted herein, neither Borrower, REIT nor any Subsidiary Guarantor shall, directly or indirectly, transfer any Equity Interests in any Subsidiary or any interest therein except to the extent expressly permitted by this Agreement.

7.4           Restricted Payments.  Neither REIT, Borrower nor any Subsidiary Guarantor may make any Restricted Payment if at the time of the making thereof an Event of Default has occurred and is continuing, or would result therefrom, other than the minimum amount of dividends (directly or indirectly through the partners of Borrower that are direct or indirect wholly-owned Subsidiaries of REIT) required by law for REIT to maintain its status as a real estate investment trust under the Code and solely to the extent sufficient funds to pay such dividends are not then available from any Subsidiary of REIT other than Borrower or a Subsidiary Guarantor.

7.5           Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

7.6           Modification of Management Agreements.  Borrower and each Subsidiary Guarantor shall at all times cause each Real Property to be managed by a Manager pursuant to a Management Agreement. Borrower and each Subsidiary Guarantor shall not modify, amend, alter, terminate accept the surrender of, or enter into any agreement in substitution of, any Management Agreement, or waive any term of any Management Agreement in any way that could adversely affect the rights, remedies or interests of Agent or Lender under the Loan

Documents or in the Collateral, or such party’s ability to perform its Obligations.  Borrower and each Subsidiary Guarantor shall observe, perform, and discharge all material obligations, covenants, and warranties provided for under any Management Agreement. Borrower and each Subsidiary Guarantor shall diligently enforce its material rights under the Management Agreement.

7.7           Subsidiaries.  Borrower shall not form or acquire any Subsidiary unless (x) Borrower pledges all of the Equity Interests of such Subsidiary to Lender pursuant to the Equity Interests Agreement, or (y) such Subsidiary is formed by Borrower to effectuate an Acquisition in which no portion of the purchase price is paid, directly or indirectly, from the proceeds of any Revolving Advances or for which no Guaranty is made or Letter of Credit is utilized.  In addition, each Subsidiary that benefits from any Revolving Advance made hereunder, shall enter into this Agreement and a separate Guaranty in the form attached hereto as Exhibit 7.7 at the time such Revolving Advance is made.

7.8           Fiscal Year and Accounting Changes.  Neither Borrower nor any Subsidiary Guarantor shall change its fiscal year from December 31 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.9           Pledge of Credit.  Neither Borrower nor any Subsidiary Guarantor shall now or hereafter pledge Agent’s or Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Revolving Advance except in accordance with the terms of this Agreement.

7.10         Compliance with ERISA.  Neither REIT, Borrower or any Subsidiary Guarantor shall (i) (x) maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any Obligation to contribute to any Multiemployer Plan, (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

7.11         Sole Purpose of Subsidiary Guarantor.  Each Subsidiary Guarantor is and shall remain, a single purpose entity whose sole purpose is to acquire, own, hold, lease, operate, manage, develop, maintain or sell and otherwise deal with its Real Property and the other Collateral provided by it and perform activities ancillary thereto.

7.12         Changes in Zoning.  Neither Borrower nor any Subsidiary Guarantor shall request or seek to obtain any change to, or consent to any request for or change in, any Legal Requirement, restrictive covenant or other restriction applicable to any Real Property or any portion thereof or any other law, ordinance, rule, regulation, restrictive covenant or restriction affecting the zoning, development or use of the applicable Real Property or any portion thereof, or any variance or special exception therefrom, without the prior consent of Agent, which consent shall not be unreasonably withheld.

7.13         Governing Documents.  Neither Borrower nor REIT shall take any actions, or omit to take any actions, which results in, or can reasonably be expected to result in: (a) non-compliance with any leverage and debt limitations contained in any Charter Documents, or (b) a violation of any Legal Requirements or their Charter Documents with respect to any restrictions on the nature, amount and type of investments that Borrower or REIT is allowed to make thereunder.

VIII.        CONDITIONS PRECEDENT.

8.1           Conditions to Entering Into this Agreement.  The agreement of Lender to enter into this Agreement is subject to the satisfaction, or waiver by Lender, of the following conditions precedent:

(a)           Filings, Registrations and Recordings.  Each document (including, without limitation, any UCC financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(b)           Corporate Proceedings of Borrower.  Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the board of directors of REIT, authorizing (i) the execution, delivery and performance of this Agreement and the Other Documents by REIT and Borrower, and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of REIT as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(c)           Certificates.  Agent shall have received a copy of the Charter Documents of Borrower and each Guarantor, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation (for those Charter Documents filed or required to be with a Governmental Authority) or certified as accurate and complete by an authorized signatory of Borrower and each Guarantor, as applicable;

(d)           Good Standing Certificates.  Agent shall have received good standing certificates for Borrower and each Guarantor dated not more than 30 days (or such longer period as is acceptable to Agent) prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower’s and each Guarantor’s jurisdiction of incorporation or organization and each jurisdiction where Borrower and each Guarantor maintain their principal place of business;

(e)           No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower, REIT or against the officers or directors of Borrower or REIT which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or REIT or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(f)            Fees.  Agent shall have received all fees payable to Agent and Lender on or prior to the Closing Date hereunder, including, without limitation, the Commitment Fee required pursuant to Article III hereof.

(g)           Insurance.  Agent shall have received in form and substance satisfactory to Agent, a schedule summarizing in reasonable detail Borrower’s casualty and liability insurance policies;

(h)           Payment Instructions.  Agent shall have received written instructions from Borrower directing the application of proceeds of any initial Revolving Advances made pursuant to this Agreement;

(i)            Consents.  Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(j)            No Adverse Material Change.  (i) Since October 31, 2006, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent shall have been proven to be inaccurate or misleading in any material respect;

(k)           Contract Review.  Borrower and REIT shall have provided to Agent all material contracts and agreements of Borrower and REIT;

(l)            Closing Certificate.  Agent shall have received a closing certificate signed by an executive or accounting officer of the General Partner, each Subsidiary Guarantor and REIT dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date,

(ii) Borrower, each Subsidiary Guarantor and REIT are on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(m)          Pledge Agreements.  Agent shall have received: (i) an Equity Interests Agreement of all of the Equity Interests of each Subsidiary Guarantor, together with stock powers (undated and in blank), any original certificates evidencing such equity interests, and (ii) a Deposit Account Control Agreement pursuant to which Borrower pledges to Agent all Bank Accounts of Borrower.

(n)           No Common Directors.  Borrower and REIT shall certify that no member of Lender’s or Behringer Harvard REIT I, Inc.’s board of directors is also a member of the board of directors or an officer of REIT or Borrower.

(o)           Guaranty.  Each Subsidiary Guarantor that is made a party to this Agreement on the Effective Date shall have executed and delivered to Agent a guaranty in the form set forth on Exhibit 7.7.

(p)           Other.  All documents, instruments and agreements required to be delivered by or on behalf of Borrower pursuant to the Schedule of Documents provided by Agent in connection with this Agreement shall be delivered in form and substance satisfactory to Agent and its counsel.

8.2           Conditions to Each Advance and Guaranty.  The agreement of Lender to make any Revolving Advance or Guaranty requested to be made on any date, is subject to the satisfaction of the following conditions precedent as of the date such Revolving Advance or Guaranty is made:

(a)           [Reserved.]

(b)           Filings, Registrations and Recordings.  Each document (including, without limitation, any UCC financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon any additional Collateral resulting from the Revolving Advance or Guaranty shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c)           Certificates.  Agent shall have received a copy of the Charter Documents of the Subsidiary Guarantor specified in the Advance Request or Guaranty Request, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation or formation (for those Charter Documents filed or required to be with a Governmental Authority) or certified as accurate and complete by an authorized signatory of the Subsidiary Guarantor, as applicable;

(d)           Guaranty.  The Subsidiary Guarantor shall have become a party to this Agreement and shall have executed and delivered to Agent a guaranty in the form set forth on Exhibit 7.7.

(e)           Real Property.  With respect to any Revolving Advance, the proceeds of which will be used to purchase Real Property, the Real Property Documents;

(f)            Consents.  Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to any Collateral resulting from the Revolving Advance or Guaranty, as Agent and its counsel shall deem necessary;

(g)           Pledge Agreements.  Agent shall have received (i) an amendment to the Equity Interests Agreement by including thereon all of the Equity Interests of the Subsidiary Guarantor, together with stock powers (undated and in blank), any original certificates evidencing such equity interests, and (ii) a Deposit Account Control Agreement pursuant to which the Subsidiary Guarantor pledges to Agent all Bank Accounts of such Subsidiary Guarantor;

(h)           Representations and Warranties and Updated Schedules.  Agent shall have received a certificate from the General Partner that each of the representations and warranties made by Borrower and the Subsidiary Guarantor by becoming a party hereto in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(i)            No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Revolving Advances or Guaranty requested to be made, on such date; provided, however, that Agent, in its sole discretion, may continue to make Revolving Advances notwithstanding the existence of an Event of Default or Default and that any Revolving Advances so made shall not be deemed a waiver of any such Event of Default or Default;

(j)            No Common Directors.  Borrower and REIT shall certify that no member of Lender’s board of directors is also a member of the board of directors or an officer of REIT, Borrower or any Subsidiary Guarantor.

(k)           Maximum Advances.  In the case of any Revolving Advances or Guaranties requested to be made, after giving effect thereto, the aggregate Outstanding Facility Amounts shall not exceed the Maximum Commitment Amount.

8.3           Deemed Representations.  Each request for a Revolving Advance or Guaranty by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Revolving Advance and Guaranty that the conditions contained in this subsection shall have been satisfied.

IX.           INFORMATION AS TO BORROWER.

Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1           Disclosure of Material Matters.  Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral.

9.2           Litigation.  Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting Borrower or any Subsidiary Guarantor, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

9.3           Material Occurrences.  Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of Borrower or any Subsidiary Guarantor which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower propose to take with respect thereto.

9.4           Management Agreement.  Promptly following receipt of a notice, or obtaining knowledge, thereof, any breach, default or failure of performance by any party under, or any notice that a party has challenged or denied the validity or enforceability of the Permitted Encumbrances, any REA, Management Agreement or any other material agreement, contract or other instrument to which Borrower or any Subsidiary Guarantor is a party or by which any of their properties are bound, in each case, which could reasonably be expected to have a Material Adverse Effect.

9.5           Annual Financial Statements.  Furnish Agent within one hundred fifty (150) days after the end of each fiscal year of Borrower, financial statements of Borrower and REIT on a consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Agent (the “Accountants”).  In addition, the reports shall be accompanied by a certificate of the principal accounting officer of REIT which shall state that, based on an examination sufficient to permit such officer make an informed statement, no Default or Event of

Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower or REIT with respect to such event.

9.6           Quarterly Financial Statements.  Furnish Agent within ninety (90) days after the end of each fiscal quarter, an unaudited balance sheet of Borrower and REIT on a consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrower on a consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of Borrower.  The reports shall be accompanied by a certificate (“Compliance Certificate”), in a form acceptable to the Lender, which shall state that, based on an examination sufficient to permit the principal accounting officer of REIT to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower or REIT with respect to such default.

9.7           Monthly Raise Report.  Furnish Agent within thirty (30) days after the end of each month a report, certified as true and correct by REIT’s principal accounting officer, setting forth the total amount of Gross Offering Proceeds received by REIT and Borrower during the applicable month and the aggregate amount of Gross Offering Proceeds received through the end of the applicable month.

9.8           Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Borrower.

9.9           Notice of Suits, Adverse Events.  Furnish Agent with prompt notice of (i) any lapse or other termination of any Consent issued to Borrower, REIT or any Subsidiary Guarantor by any Governmental Body or any other Person that is material to the operation of any of their business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower, REIT or any Subsidiary Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any of them, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.

9.10         Additional Documents.  Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.11         Subsidiaries.  Deliver to Agent together with the financial statements provided pursuant to Section 9.7, notice of any Subsidiary formed by Borrower, since the delivery of the previous month’s financial statements, together with the name, jurisdiction of organization and schedule of equity owners of such Subsidiary.

X.            EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an Event of Default:

10.1         failure by Borrower to pay any principal on the Obligations when due or any interest on the Obligations or fees due hereunder within five (5) Business Days of the date such fees or interest are required to be paid hereunder, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2         any representation or warranty made or deemed made by Borrower, REIT or any Subsidiary Guarantor in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been false or misleading in any material respect on the date when made or deemed to have been made which remains uncured for a period of thirty (30) days after the earlier of (x) knowledge of such failure by an executive officer or principal accounting officer of Borrower, the General Partner, REIT or any Subsidiary Guarantor, or (y) written notice to Borrower by Agent or Lender;

10.3         failure or neglect of Borrower, REIT or any Subsidiary Guarantor, as applicable, to perform, keep or observe any term, provision, condition or covenant:

(i)            contained in Article VII;

(ii)           contained in Article IX which remains unremedied for a period of ten (10) Business Days;

(iii)          contained in any other provisions of this Agreement or any of the Other Documents;

which, in the case of (i) and (iii), remains unremedied for a period of thirty (30) days after the earlier of (x) knowledge of such failure by an executive officer or principal accounting officer of Borrower, REIT or any Subsidiary Guarantor, or (y) written notice of such failure to Borrower by Agent or Lender; provided, however, that if any such failure or neglect in the case of (i) and (iii) above cannot by its nature be cured within such thirty (30) day grace period and so long as Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period to cure such default;

10.4         issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of Borrower’s or any Subsidiary Guarantor’s property which is not discharged, dismissed, stayed or lifted within thirty (30) days, but, in any event, not later than five (5) Business Days prior to the date of any proposed sale of such property in connection therewith;

10.5         any judgment or judgments are rendered or judgment liens filed against (i) Borrower or any Subsidiary Guarantor, for an aggregate amount in excess of $500,000 per occurrence or in the aggregate in any calendar year, or (ii) against any Subsidiary of Borrower that is not a Subsidiary Guarantor for an aggregate amount of $1,000,000 per occurrence or in the aggregate in any calendar year, which within sixty (60) days of such rendering or filing is not either satisfied, stayed, vacated, discharged or bonded pending appeal;

10.6         Borrower, REIT or any Subsidiary Guarantor shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.7         Borrower, REIT or any Subsidiary Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.8         Borrower or any Subsidiary Guarantor shall take any action, or omit to take any action, which shall cause a default under, or the acceleration of payments due under, any Indebtedness which is senior to Borrower’s Obligations hereunder or any Approved Mezzanine Loans;

10.9         any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest, except for Permitted Encumbrances;

10.10       a default beyond applicable notice and grace periods (if any) occurs with respect to any Third Party Indebtedness or Contingent Recourse Obligation incurred by Borrower or any Subsidiary Guarantor;

10.11       any Change of Control shall occur;

10.12       any material provision of this Agreement or any of the Other Documents shall, for any reason, cease to be valid and binding on Borrower or any Guarantor, or Borrower or such Guarantor shall otherwise disavow, revoke or terminate this Agreement or any of the Other Documents or challenge or contest the validity or enforceability of this Agreement or any of the Other Documents;

10.13       any material portion of the Collateral shall be seized or taken by a Governmental Body, or Borrower or any Subsidiary Guarantor or the title and rights of Borrower or the Subsidiary Guarantor which is the owner of any material portion of the Collateral shall have become the subject matter of litigation which might, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents, as determined by Agent in its discretion exercised in a commercially reasonable manner; or

10.14       an event or condition specified in Section 7.10 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, REIT, Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect;

10.15       following such election, REIT shall fail to maintain its status as a Real Estate Investment Trust consistent with the requirements applicable to its election to be taxed as a “real estate investment trust” under Sections 850 through 856 of the Code.

10.16       failure by Borrower or any Subsidiary Guarantor to remediate any Environmental Complaint or Hazardous Discharge related to any Real Property having a book value in excess of $500,000 in accordance with Section 6.2 within the timeframe for such remediation required by any Legal Requirements (or if no such timeframe is required thereby, then within a commercially reasonable time after receipt of notice of the Hazardous Discharge or Environmental Complaint); and

10.17       Lender shall be required to make any payment under a Guaranty.

XI.           LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT.

11.1         Rights and Remedies.  Upon the occurrence of (i) an Event of Default pursuant to Section 10.6 or 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lender to make Revolving Advances or Guaranties shall be deemed terminated and Borrower shall immediately collateralize with cash an amount equal to 105% of the face amount of any Letters of Credit and the Guaranty Value of all outstanding Guaranties (such cash collateral to be deposited in a Bank Account designated by Agent) and reimburse any unreimbursed drawings on all Letters of Credit; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Lender all Obligations shall be immediately due and payable and Lender shall have the right to terminate this Agreement and to terminate the obligation of Lender to make Revolving Advances and Guaranties and Borrower shall immediately collateralize with cash an amount equal to 105% of the face amount of any Letters of Credit and the Guaranty Value of all outstanding Guaranties (such cash collateral to be deposited in a Bank Account designated by Agent) and reimburse any unreimbursed drawings on all Letters of Credit, and (iii) a filing of a petition against Borrower, REIT or any Subsidiary Guarantor in any involuntary case under any state or federal bankruptcy laws, the obligation of Lender to make Revolving Advances or Guaranties shall be deemed terminated and Borrower shall immediately collateralize with cash an amount equal to 105% of the face amount of any Letters of Credit and the Guaranty Value of all outstanding Guaranties (such cash collateral to be deposited in a Bank Account designated by Agent) and reimburse any unreimbursed drawings on all Letters of Credit other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower, REIT or the Subsidiary Guarantor.  During the existence of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process.  During the existence of an Event of Default, Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s name to open a Bank Account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of any Collateral or out of any other funds of Borrower coming into Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral.  Borrower may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.  During the existence of an Event of Default, Agent may enter Borrower’s premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Agent at a convenient place.  During the existence of an Event of Default, with or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect.  Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least five (5) Business Days prior to such sale or sales is reasonable notification.  At any public sale Agent or Lender may bid for and become the purchaser, and Agent, Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by Borrower.  Agent may sell the Collateral without giving any warranties as to the Collateral.  Agent may specifically disclaim any warranties of title, possession, quiet enjoyment and the like.  If Agent disposes of any of the Collateral upon credit, Borrower will be credited with only those payments actually made by the purchaser and received by Agent.  In the event the purchaser of such Collateral fails to pay for such Collateral, Agent may resell such Collateral and Borrower shall be credited with any cash proceeds of the sale.  Notwithstanding the provisions of any of the Other Agreements, the proceeds realized from the sale of any Collateral shall be applied as provided in Section 11.5.  If any deficiency shall arise, Borrower shall remain liable to Agent and Lender therefor.

11.2         Agent’s Discretion.  Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lender’s rights hereunder.

11.3         Setoff.  In addition to any other rights which Agent or Lender may have under applicable law, upon the occurrence of an Event of Default hereunder, Agent and Lender shall have a right to apply any Borrower’s or Subsidiary Guarantor’s property held by Agent and Lender to reduce the Obligations.

11.4         Rights and Remedies not Exclusive.  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5         Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to reimburse all unreimbursed drawings on all Letters of Credit;

SECOND, to the repayment of all payments made by Lender under any of the Guaranties;

THIRD, to the payment of reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of the Agent in connection with enforcing the rights of Lender under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Document;

FOURTH, to the payment of any fees owed to the Agent;

FIFTH, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of Lender in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to Lender;

SIXTH, to the payment of all of the Obligations consisting of accrued fees and interest;

SEVENTH, to the payment of the outstanding principal amount of the Obligations;

EIGHTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;.

NINTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Agent from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH” and “EIGHTH” above in the manner provided in this Section 11.5.

XII.         WAIVERS AND JUDICIAL PROCEEDINGS.

12.1         Waiver of Notice.  Borrower and each Subsidiary Guarantor hereby waives demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in connection with this Agreement in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2         Delay.  No delay or omission on Agent’s or Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

12.3         Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.        EFFECTIVE DATE AND TERMINATION.

13.1         Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and Lender, shall become effective on the Closing Date hereof (sometimes herein referred to as the “Effective Date”) and shall continue in full force and effect until the Business Day immediately preceding the first (1st) anniversary of the Effective Date (the “Term”) unless sooner terminated as provided herein.  The Term may be extended for a period of one (1) year upon (i) written request of Borrower to Agent not less than ninety (90) days prior to the first anniversary of the Effective Date, (ii) no Defaults or Events of Default are then in existence, (iii) Borrower and each Guarantor certifies that all representations and warranties made by Borrower and each Guarantor contained herein and any Other Documents are true and correct in all material respects at the time of the request and at the date of extension, and (iv) Lender consents to such extension, which consent may be withheld in Lender’s sole discretion (if extended, the word “Term” as used herein, shall be deemed to include the extended term of an additional year mentioned above), unless sooner terminated as provided. The request by Borrower may include a notice by Borrower to reduce the Maximum Commitment Amount (a “Reduction Notice”) to an amount equal to or greater than the then-outstanding amount of Outstanding Facility Amounts, and upon the approval of such extension request the term “Maximum Commitment Amount” shall mean the reduced amount as agreed to in accordance herewith (including for purposes of determining the amount of the Commitment Fee payable upon extension in accordance with Section 3.3).

13.2         Termination.  Borrower may terminate this Agreement at any time upon thirty (30) days’ prior written notice upon payment in full of the Obligations.  The termination of this Agreement shall not affect any Borrower’s, Agent’s or Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated.  The security interests, Liens and rights granted to Agent and Lender hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been paid or performed in full after the termination of this Agreement or Borrower has furnished Agent and Lender with an indemnification satisfactory to Agent and Lender with respect thereto.  Accordingly, Borrower waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower or any Subsidiary Guarantor, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

XIV.        REGARDING AGENT.

14.1         Appointment.  Lender hereby designates Behringer Harvard Operating Partnership I LP to act as Agent for Lender under this Agreement and the Other Documents.  Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lender.  Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement (including without limitation, collection of any Revolving Credit Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Lender, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2         Nature of Duties.  Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any Guarantor or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower or Guarantor to perform its obligations hereunder.  Agent shall not be under any obligation to Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower or any Guarantor.  The duties of Agent as respects the Revolving Advances and to Borrower and Guaranties made on behalf of Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

14.3         Lack of Reliance on Agent and Resignation.  Independently and without reliance upon Agent or any other Lender, Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower and each Guarantor in connection with the making and the continuance of the Revolving Advances and Guaranties hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower and each Guarantor.  Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Revolving Advances or Guaranties or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof.  Agent shall not be responsible to Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, any Revolving Credit Note, the Other Documents or the financial condition of Borrower or any Guarantor, or the existence of any Event of Default or any Default.

14.4         Certain Rights of Agent.  If Agent shall request instructions from Lender with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Lender; and Agent shall not incur liability to any Person by reason of so refraining.

14.5         Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it.  Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6         Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Agent receives such a notice, Agent shall give notice thereof to Lender.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Lender; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lender.

14.7         Indemnification.  To the extent Agent is not reimbursed and indemnified by Borrower or the Guarantors, Lender will reimburse and indemnify Agent in proportion to its respective portion of the Revolving Advances and Guaranties, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct.

14.8         Agent in its Individual Capacity.  With respect to the obligation of Agent to lend and provide Guaranties under this Agreement, the Revolving Advances and Guaranties made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender.  Agent may engage in business with Borrower or any Guarantor as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower and any Guarantor for services in connection with this Agreement or otherwise without having to account for the same to Lender.

14.9         Delivery of Documents.  To the extent Agent receives financial statements required under Sections 9.5, 9.6, and 9.7 from Borrower or any Guarantor pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lender.

14.10       Borrower’s Undertaking to Agent.  Without prejudice to their respective obligations to Lender under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lender or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the Borrower’s obligations to make payments for the account of Lender or the relevant one or more of them pursuant to this Agreement.

XV.         MISCELLANEOUS.

15.1         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applied to contracts to be performed wholly within the State of Texas.  Any judicial proceeding brought by or against Borrower or any Guarantor with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of Texas, United States of America, and, by execution and delivery of this Agreement, Borrower and each Guarantor accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Borrower and each Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Agent’s and/or Lender’s option, by service upon Borrower which each Guarantor irrevocably appoints as such Guarantor’s Agent for the purpose of accepting service within the State of Texas.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or Lender to bring proceedings against Borrower or any Guarantor in the courts of any other jurisdiction.  Borrower and each Guarantor waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Any judicial proceeding by Borrower against Agent or Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Dallas, State of Texas.

15.2         Entire Understanding.

(a)           THIS AGREEMENT AND THE DOCUMENTS EXECUTED CONCURRENTLY HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Any promises, representations, warranties or guarantees not contained herein and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s, each Guarantor’s, Agent’s and Lender’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each party acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the Other Documents.

(b)           Lender, Agent and Borrower may, subject to the provisions of this Section 15.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lender, Agent, Borrower or any Guarantor thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements.

Any such supplemental agreement shall apply equally to Lender and shall be binding upon Borrower, each Guarantor, Lender and Agent and all future holders of the Obligations.  In the case of any waiver, Borrower, Agent and Lender shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

Agent is hereby authorized by the Borrower, each Guarantor and Lender, from time to time in the Agent’s sole discretion, (a) after the occurrence and during the continuation of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to Borrower on behalf of Lender which the Agent, in its reasonable business judgment, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Advances and other Obligations, or (iii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the Outstanding Commitments do not exceed one hundred and ten percent (110%) of the Maximum Commitment Amount.

15.3         Successors and Assigns; Participations; New Lender.

(a)           This Agreement shall be binding upon and inure to the benefit of Borrower, each Guarantor, Agent, Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower or Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and Lender.

(b)           Borrower acknowledges that Lender may at any time and from time to time sell participating interests in the Revolving Advances to other Persons (each such transferee or purchaser of a participating interest, a “Transferee”) having a minimum principal amount of $1,000,000 (and integral multiples of $1,000,000 in excess thereof).  Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Revolving Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrower shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender which granted an interest in its Revolving Advances or other Obligations payable hereunder to such Transferee had Lender retained such interest in the Revolving Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Revolving Advances or other Obligations payable hereunder to both Lender and such Transferee.

(c)           Borrower and each Guarantor authorizes Lender to disclose to any Transferee and any prospective Transferee any and all financial information in Lender’s possession concerning Borrower and such Guarantor which has been delivered to Lender by or on behalf of Borrower and such Guarantor pursuant to this Agreement or in connection with Lender’s credit evaluation of Borrower or such Guarantor.

15.4         Application of Payments.  Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations.  To the extent that Borrower or any Guarantor makes a payment or Agent or Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or Lender.

15.5         Indemnity.  Borrower shall indemnify Agent, Lender and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified.

15.6         Notice.  Any notice or request hereunder may be given to Borrower, any Guarantor, or to Agent or Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 15.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6.  Any Notice shall be effective:

(a)           In the case of hand-delivery, when delivered;

(b)           If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)           In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)           In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of, the delivery thereof from its own facsimile machine;.

(e)           In the case of electronic transmission, when actually received; and

(f)            If given by any other means (including by overnight courier), when actually received.

Lender giving a Notice to Borrower or any Guarantor shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lender of its receipt of such Notice.

(A)	If to Agent or Lender:	Behringer Harvard Operating Partnership I LP
15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Legal Department
Telephone: (214) 655-1600
Facsimile: (214) 655-1610

	and a copy to:	Shefsky & Froelich Ltd.
111 East Wacker Dr., Suite 2800
Chicago, Illinois 60601
Attention: Michael J. Choate
Telephone: (312) 836-4066
Facsimile: (312) 527-5921

(B)	If to Borrower	Behringer Harvard Multifamily OP I, LP
	or any Guarantor, at:	15601 Dallas Parkway
Suite 600
Addison, Texas 75001
Attention: Legal Department
Telephone: (214) 655-1600
Facsimile: (214) 655-1610

with a copy to:		Greenberg Traurig, LLP
Met Life Building
200 Park Avenue
New York, New York 10166
Attention: Judith D. Fryer
Telephone: (212) 801-9330
Facsimile: (212) 801-6400

15.7         Survival.  The obligations of Borrower under Sections 2.8(c), 6.2(b), 14.7 and 15.5 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

15.8         Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

15.9         Expenses.  All costs and expenses including, without limitation, reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent (and, in respect to clause (d) below, by Lender) on its behalf or on behalf of Lender (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the drafting, negotiating, entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in perfecting, instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or Lender’s transactions with Borrower or any Guarantor, or (e) in connection with any advice given to Agent or Lender with respect to its rights and obligations under this Agreement and all related agreements, shall be payable by Borrower upon demand, and to the extent such costs and expenses remain unpaid for more than thirty (30) days following demand, such costs and expenses shall be charged to Borrower’s Account as a Revolving Advance and shall be part of the Obligations.

15.10       Injunctive Relief.  Borrower and each Subsidiary Guarantor recognizes that, in the event Borrower or such Subsidiary Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.11       Consequential Damages.  Neither Agent nor Lender, nor any agent or attorney for any of them, shall be liable to Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

15.12       Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

15.13       Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.  Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile shall also deliver a manually executed counterpart, but any failure to do so shall not affect the validity, enforceability, and binding effect of this Agreement.

15.14       Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

15.15       Confidentiality; Sharing Information.  Agent, Lender and each Transferee shall hold all non-public information obtained by Agent, Lender or such Transferee pursuant to the requirements of this Agreement in confidence and shall not disclose any of the non-public information during the Term and for a period of two (2) years thereafter; provided, however, Agent, Lender and each Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, Agent, Lender and each Transferee shall use commercially reasonable efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, Lender or any Transferee be obligated to return any materials furnished by Borrower or any Guarantor other than those documents and instruments in possession of Agent or Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

BORROWER:

BEHRINGER HARVARD MULTIFAMILY OP I LP,
a Delaware limited partnership

By:	BHMF, Inc.,
Its General Partner

	By:	/s/ Gerald J. Reihsen, III
	Name:	Gerald J. Reihsen, III
	Title:	Executive Vice President -
Corporate Development & Legal

REIT:

BEHRINGER HARVARD MULTIFAMILY REIT I, INC., a Maryland corporation

By:	/s/ Gerald J. Reihsen, III
Name:	Gerald J. Reihsen, III
Title:	Executive Vice President -
Corporate Development & Legal

SPONSOR:

BEHRINGER HARVARD HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Gerald J. Reihsen, III
Name:	Gerald J. Reihsen, III
Title:	Executive Vice President -
Corporate Development & Legal

AGENT AND LENDER:

BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership

By:	BHR, Inc.,
Its General Partner

	By:	/s/ Gary S. Bresky
	Name:	Gary S. Bresky
	Title:	Chief Financial Officer

Exhibit   1.2(a)

EQUITY INTERESTS PLEDGE AGREEMENT

EQUITY INTERESTS PLEDGE AGREEMENT, dated as of April 2, 2007, between BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership (“Pledgor”), and BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership, as agent (“Agent”) for Lender under the Credit Facility referred to below.

W I T N E S S E T H:

WHEREAS, Pledgor is the record and beneficial owner of the Equity Interests described in Schedule I hereto (the “Pledged Equity Interests” of Pledgor) issued by the entities named therein; and

WHEREAS, Pledgor is the operating partnership of Behringer Harvard Multifamily REIT I, Inc. (“REIT”), and Pledgor, REIT and Behringer Harvard Holdings, LLC have entered into a Revolving Credit, Security and Guaranty Agreement, dated as of April 2, 2007, along with the Subsidiary Guarantors that may become a party thereto (as at any time amended, modified or supplemented, the “Credit Facility”), with Agent and Lender, pursuant to which Agent and Lender have agreed to make Revolving Advances to Pledgor and provide Guaranties on behalf of Pledgor; and

WHEREAS, in connection with the making of the Revolving Advances under the Credit Facility and as security for all of the Obligations of Pledgor under the Credit Facility, Lender is requiring that Pledgor shall have executed and delivered this Equity Interests Pledge Agreement and granted the security interest contemplated hereby;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and to induce Lender to make the Revolving Advances under the Credit Facility, it is agreed as follows:

1.             Definitions.  Unless otherwise defined herein, terms defined in the Credit Facility are used herein as therein defined, and the following shall have (unless otherwise provided elsewhere in this Equity Interests Pledge Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Act” shall have the meaning assigned to such term in Section 8(d) hereof.

“Agreement” shall mean this Equity Interests Pledge Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Bankruptcy Code” shall mean Title 11, United States Code, as amended from time to time, and any successor statute thereto.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2 hereof.

“Pledged Equity Interests” shall have the meaning assigned to such term in the first recital clause hereof.

“Secured Obligations” shall have the meaning assigned to such term in Section 3 hereof.

“Termination Date” shall have the meaning assigned to such term in Section 12 hereof.

2.             Pledge.  Pledgor hereby pledges and grants to Agent, for its benefit and the benefit of Lender, a first priority security interest in all of the following (the “Pledged Collateral”), except as otherwise provided in Section 7(b):

(a)           the Pledged Equity Interests of Pledgor and any certificates representing the Pledged Equity Interests, and all dividends, cash instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity Interests of Pledgor;

(b)           all additional Equity Interests of any issuer of the Pledged Equity Interests of Pledgor from time to time acquired by Pledgor in any manner (which Equity Interests shall be deemed to be part of the Pledged Equity Interests) and any certificates representing such Equity Interests, and all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests; and

(c)           all Equity Interests of any Person who, after the date of this Agreement, becomes, as a result of any occurrence, a Subsidiary Guarantor of Pledgor (which Equity Interests shall be deemed to be part of the Pledged Equity Interests) and any certificates representing such Equity Interests, and all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests.

3.             Security for Obligations.  This Agreement secures, and the Pledged Collateral is security for, the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise, and performance of the Obligations, whether for principal, premium, interest, fees, costs and expenses, and all obligations of Pledgor now or hereafter existing under this Agreement and under the Credit Facility (collectively, the “Secured Obligations”).

4.             Delivery of Pledged Collateral.  Any certificates representing or evidencing the Pledged Equity Interests shall be delivered to and held by or on behalf of Agent, for its benefit and the benefit of Lender, pursuant hereto and shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Agent.  Subject to Section 7 hereof, Agent shall have the right, at any time in its discretion and without notice to the Pledgor, to transfer to or to register in the name of Agent, for its benefit and the benefit of Lender, or any of its nominees any or all of the Pledged Equity Interests.  In addition, also subject to Section 7 hereof, Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Pledged Equity Interests for certificates or instruments of smaller or larger denominations.

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5.             Representations and Warranties.  Pledgor represents and warrants to Agent and Lender that:

(a)           Pledgor is, and at the time of delivery of the Pledged Equity Interests to Agent, for its benefit and the benefit of Lender, pursuant to Section 4 hereof will be, the sole holder of record and the sole beneficial owner of the Pledged Collateral pledged by Pledgor free and clear of any Lien thereon or affecting the title thereto except for the Lien created by this Agreement.

(b)           All of the Pledged Equity Interests of Pledgor have been duly authorized, validly issued and are fully paid and non-assessable.

(c)           Pledgor has the right and requisite corporate authority to pledge, assign, transfer, deliver, deposit and set over the Pledged Collateral pledged by Pledgor to Agent, for its benefit and the benefit of Lender, as provided herein.

(d)           None of the Pledged Equity Interests of Pledgor has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(e)           The authorized Equity Interests of each of the issuers listed on Schedule I hereto consists of the number of shares of common stock, limited liability interests, or partnership interests, as applicable, with the number of Equity Interests issued and outstanding, that are described in Schedule I hereto.  As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to any Equity Interests of any of such issuers.

(f)            No consent, approval, authorization or other order of any Person and no consent, authorization, approval, or other action by, and no notice to or filing with, any Governmental Body is required either (i) for the pledge by Pledgor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by Pledgor or (ii) for the exercise by Agent, for its benefit  and the benefit of Lender, of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(g)           The pledge, assignment and delivery of the Pledged Collateral pursuant to this Agreement will create a valid first priority Lien on and a first priority perfected security interest in the Pledged Collateral pledged by Pledgor, and the proceeds thereof, securing the payment of the Secured Obligations.

(h)           This Agreement has been duly authorized, executed and delivered by Pledgor and constitutes a legal, valid and binding obligation of Pledgor enforceable in accordance with its terms.

(i)            The Pledged Equity Interests constitute one hundred percent (100%) of the issued and outstanding Equity Interests of the issuers thereof.

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(j)            The Subsidiary Guarantors listed on Part I of Schedule I hereto are the only Subsidiaries of Pledgor.

The representations and warranties set forth in this Section 5 shall survive the execution and delivery of this Agreement.

6.             Covenants.  Pledgor covenants and agrees that until the Termination Date:

(a)           Without the, prior written consent of Agent, Pledgor will not sell, assign, transfer, pledge, or otherwise encumber any of its rights in or to the Pledged Collateral pledged by Pledgor or any unpaid dividends or other distributions or payments with respect thereto or grant a Lien in any therein except as otherwise permitted by the Credit Facility.

(b)           Pledgor will, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such action as Agent from time to time may request in order to ensure to Agent the benefits of the Liens in and to the Pledged Collateral intended to be created by this Agreement.

(c)           Pledgor has and will defend the title to the Pledged Collateral and the Liens of Agent and Lender thereon against the claim of any Person and will maintain and preserve such Liens until the Termination Date.

(d)           Pledgor will, upon obtaining any additional Equity Interests of any Subsidiaries that are already Subsidiary Guarantors or required to become Subsidiary Guarantors pursuant to the Credit Facility, which Equity Interests are not already Pledged Collateral, promptly (and in any event within three (3) Business Days) deliver to Agent a Pledge Amendment, duly executed by Pledgor, in substantially the form of Schedule II hereto (a “Pledge Amendment”), in respect of the additional Pledged Equity Interests which are to be pledged pursuant to this Agreement.  Pledgor hereby authorizes Agent to attach each such Pledge Amendment to this Agreement and agrees that all Pledged Equity Interests listed on any Pledge Amendment delivered to Agent shall for all purposes hereunder be considered Pledged Collateral.

7.             Pledgors’ Rights.  As long as no Default or Event of Default shall have occurred and be continuing and until written notice shall be given to Pledgor in accordance with Section 8(a) hereof:

(a)           Pledgor shall have the right, from time to time, to vote and give consents with respect to the Pledged Collateral or any part thereof for all purposes not inconsistent with the provisions of this Agreement, the Credit Facility, and any other agreement; provided, however, that no vote shall be cast, and no consent shall be given or action taken, which would have the effect of impairing the position or interest of Agent or Lender in respect of the Pledged Collateral or which would authorize or effect (except as and, to the extent expressly permitted by the Credit Facility) (i) the dissolution or liquidation, in whole or in part, of any Subsidiary Guarantor, (ii) the consolidation or merger of any Subsidiary Guarantor with any other Person, (iii) the sale, disposition or encumbrance of all or substantially all of the assets of any of Subsidiary Guarantor, (iv)

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any change in the authorized number of Equity Interests, the stated capital or the authorized capital of any Subsidiary Guarantor or the issuance of any additional Equity Interests  therein, or (v) the alteration of the voting rights with respect to the Equity Interests of any Subsidiary Guarantor;

(b)           Pledgor shall be entitled, from time to time, to collect and receive for its own use all dividends paid in respect of the Pledged Equity Interests to the extent not in violation of the Credit Facility.

8.             Defaults and Remedies.

(a)           Upon the occurrence of an Event of Default and during the continuation of such Event of Default (provided that such Event of Default is not waived by Agent or Lender) and following written notice to Pledgor, Agent (personally or through an agent) is hereby authorized and empowered, to transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exercise the voting rights with respect thereto, to collect and receive all cash dividends and other distributions made thereon, to sell in one or more sales after ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale is to take place (which notice Pledgor agrees is commercially reasonable), that without any previous notice or advertisement, the whole or any part of the Pledged Collateral and to otherwise act with respect to the Pledged Collateral as though Agent was the outright owner thereof, Pledgor hereby irrevocably constituting and appointing Agent as the proxy and attorney-in-fact of Pledgor, with full power of substitution to do so; provided, however, Agent shall not have any duty to exercise any such right or to preserve the same and shall not be liable for any failure to do so or for any delay in doing so.  Any sale shall be made at a public or private sale at Agent’s place of business, or elsewhere to be named in the notice of sale, either for cash or upon credit or for future delivery at such price as Agent may deem fair, and Agent may be the purchaser of the whole or any part of the Pledged Collateral so sold and hold the same thereafter in its own right free from any claim of such Pledgor or any right of redemption.  Each sale shall be made to the highest bidder, but Agent reserves the right to reject any and all bids at such sale which, in its discretion, it shall deem inadequate.  Demands of performance, except as otherwise herein specifically provided for, notices of sale, advertisements and the presence of property at sale are hereby waived and any sale hereunder may be conducted by an auctioneer or any officer or agent of Agent.

(b)           If, at the original time or times appointed for the sale of the whole or any part of the Pledged Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Pledged Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to Agent, in its discretion, the unlikelihood of the proceeds of the sales of the whole of the Pledged Collateral being sufficient to discharge all the Secured Obligations, Agent may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other

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notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after ten (10) days’ notice to Pledgor.

(c)           In the event of any sales hereunder, Agent shall, after deducting all costs or expenses of every kind (including reasonable attorneys’ fees and disbursements) for care, safekeeping, collection, sale, delivery or otherwise, apply the residue of the proceeds of the sales to the payment or reduction, either in whole or in part, of the Secured Obligations in accordance with the agreements and instruments governing and evidencing the Secured Obligations, returning the surplus, if any, to Pledgor.

(d)           If, at any time when Agent shall determine to exercise its rights to sell the whole or any part of the Pledged Collateral hereunder, such Pledged Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as amended (the “Act”), Agent may, in its discretion (subject only to applicable requirements of law), sell such Pledged Collateral or part thereof by private sale in such manner and under such circumstances as Agent may deem necessary or advisable, but subject to the other requirements of this Section 8, and shall not be required to effect such registration or to cause the same to be effected.  Without limiting the generality of the foregoing, in any such event Agent in its discretion may (a) in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Pledged Collateral or part thereof could be or shall have been filed under the Act (or similar statute), (b) approach and negotiate with a single possible purchaser to effect such sale, and (c) restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Pledged Collateral or part thereof.  In addition to a private sale as provided above in this Section 8, if any of the Pledged Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Section 8, then Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions (i) as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale, (ii) as to the content of legends to be placed upon any certificates representing the Pledged Collateral sold in such sale, including restrictions on future transfer thereof, (iii) as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about the Pledged Collateral and such Person’s intentions as to the holding of the Pledged Collateral so sold for investment, for its own account, and not with a view of the distribution thereof, and (iv) as to such other matters as Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(e)           Pledgor acknowledges that notwithstanding the legal availability of a private sale or a sale subject to the restrictions described above in paragraph (d), Agent may, in its discretion, elect to register any or all the Pledged Collateral under the Act (or

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any applicable state securities law) in accordance with its rights hereunder.  Pledgor, however, recognizes that Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof.  Pledgor also acknowledges any such private sale (conducted in a commercially reasonable manner for private sales) may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner.  Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the registrant to register such securities for public sale under the Act, or under applicable state securities laws, even if Pledgor or issuer of the Pledged Collateral would agree to do so.

(f)            Pledgor agrees that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Agreement, or the absolute sale of the whole or any part of the Pledged Collateral or the possession thereof by any purchaser at any sale hereunder, and Pledgor waives the benefit of all such laws to the extent it lawfully may do so.  Pledgor agrees that it will not interfere with any right, power and remedy of Agent provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by Agent of any one or more of such rights, powers, or remedies.  No failure or delay on the part of Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon Pledgor by Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against Pledgor in any respect.

(g)           Pledgor further agrees that a breach of any of the covenants contained in this Section 8 will cause irreparable injury to Agent and Lender, that Agent and Lender have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 8 shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

9.             Application of Proceeds.  Any cash held by Agent as Pledged Collateral and all cash proceeds received by Agent in respect of any sale of, liquidation of, or other realization upon all or any part of the Pledged Collateral shall be applied by Agent as follows:

(a)           First, to the payment of the costs and expenses of such sale, including reasonable compensation to Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Agent in connection therewith;

(b)           Next, to the payment of the Secured Obligations; and

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(c)           Finally, after payment in full of all Secured Obligations, to the payment of Pledgor, or its successors or assigns, or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

10.           Waiver.  No delay on Agent’s part in exercising any power of sale, Lien, option or other right hereunder, and no notice or demand which may be given to or made upon Pledgor by Agent with respect to any power of sale, Lien, option or other right hereunder, shall constitute a waiver thereof, or limit or impair Agent’s right to take any action or to exercise any power of sale, Lien, option, or any other right hereunder, without notice or demand, or prejudice Agent’s rights as against Pledgor in any respect.

11.           Assignment.  Agent and Lender may assign, indorse or transfer any instrument evidencing all or any part of the Secured Obligations as provided in, and in accordance with, the Credit Facility, and the holder of such instrument shall be entitled to the benefits of this Agreement.

12.           Termination.  Immediately following the payment in full of all Secured Obligations and the termination of the Credit Facility (such date being referred to herein as the “Termination Date”), Agent shall deliver to Pledgor the Pledged Collateral pledged by Pledgor at the time subject to this Agreement and all instruments of assignment executed in connection therewith, free and clear of the Liens hereof, and any assignment required to be executed by Agent to effect such redelivery and, except as otherwise provided herein, all of Pledgor’s obligations hereunder shall at such time terminate.

13.           Lien Absolute.  All rights of Agent and Lender hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:

(a)           any lack of validity or enforceability of the Credit Facility, any of the Other Documents or any other agreement or instrument governing or evidencing any Secured Obligations;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any part of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Facility, any of the Other Documents or any other agreement or instrument governing or evidencing any Secured Obligations;

(c)           any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations; or

(d)           any other circumstance which might otherwise constitute a defense available to, or a discharge of, Pledgor.

14.           Release.  Pledgor consents and agrees that Agent may at any time, or from time to time, in its discretion (a) renew, extend or change the time of payment, and/or the manner, place or terms of payment of all or any part of the Secured Obligations and (b) exchange, release and/or surrender all or any of the Pledged Collateral, or any part thereof, by whomsoever

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deposited, which is now or may hereafter be held by Agent in connection with all or any of the Secured Obligations; all in such manner and upon such terms as Agent may deem proper, and without notice to or further assent from Pledgor, it being hereby agreed that Pledgor shall be and remain bound upon this Agreement, irrespective of the existence, value or condition of any of the Pledged Collateral, and notwithstanding any such change, exchange, settlement, compromise, surrender, release, renewal or extension, and notwithstanding also that the Secured Obligations may, at any time exceed the aggregate principal amount thereof set forth in the Credit Facility, or any other agreement governing any Secured Obligations.  Pledgor hereby waives notice of acceptance of this Agreement, and also presentment, demand, protest and notice of dishonor of any and all of the Secured Obligations, and promptness in commencing suit against any party hereto or liable hereon, and in giving any notice to and of making any claim or demand hereunder upon such Pledgor.  No act or omission of any kind on Agent’s part shall in any event affect or impair this Agreement.

15.           Indemnification.  Pledgor agrees to indemnify and hold Agent harmless from and against any taxes, liabilities, claims and damages, including reasonable attorney’s fees and disbursements, and other expenses incurred or arising by reason of the taking or the failure to take action by Agent, in good faith, in respect of any transaction effected under this Agreement or in connection with the Lien provided for herein, including, without limitation, any taxes payable in connection with the delivery or registration of any of the Pledged Collateral as provided herein (collectively “Indemnified Claims”), in the manner provided in Section 15.5 of the Credit Facility.  Whether or not the transactions contemplated by this Agreement shall be consummated, Pledgor agrees to pay to Agent all out-of-pocket costs and expenses incurred in connection with this Agreement and all reasonable fees, expenses and disbursements, including registration costs under the Act (or similar statute) and the reasonable fees of Agent’s agents or representatives, incurred in connection with the execution and delivery of this Agreement and the performance by Agent of the provisions of this Agreement and of any transactions effected in connection with this Agreement.  The obligations of Pledgor under this Section 15 shall survive the termination of this Agreement.  The foregoing notwithstanding, the indemnity provided for herein shall not apply to any Indemnified Claim of Agent or any Lender if a court of competent jurisdiction determines that such Indemnified Claim is the result of the gross negligence or willful misconduct of Agent or any such Lender.

16.           Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be flied by or against Pledgor for liquidation or reorganization, should Pledgor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Pledgor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned, and in any such case, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

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17.           Miscellaneous.

(a)           Agent may execute any of its duties hereunder by or through agents or employees and shall be entitled to advice of counsel concerning all matters pertaining to its duties hereunder.

(b)           Pledgor agrees to promptly reimburse Agent for actual out-of-pocket expenses, including, without limitation, reasonable counsel fees, incurred by Agent in connection with the administration and enforcement of this Agreement.

(c)           Neither Agent nor any Lender nor any of their respective officers, directors, employees, agents or counsel shall be liable for any action lawfully taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

(d)           This Agreement shall be binding upon Pledgor and its successors and assigns, and shall inure to the benefit of, and be enforceable by, Agent and Lender and their respective successors and assigns, and shall be governed by, and construed and enforced in accordance with, the internal laws in effect in the State of Texas without giving effect to principles of choice of law, and none of the terms or provisions of this Agreement may be waived, altered, modified or amended except in writing duly signed for and on behalf of Agent and Pledgor.

18.           Severability.  If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

19.           Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in accordance and to the addresses set forth in Section 15.6 of the Credit Facility.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be effective as and when provided in Section 15.6 of the Credit Facility.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

20.           Section Titles.  The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

21.           Counterparts.  This Agreement may be executed in any number of counterparts, which shall, collectively and separately, constitute one agreement.

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22.           Conflict of Terms.  Except as otherwise explicitly provided in this Agreement, if any provision contained in this Agreement is in conflict with or inconsistent with any provision in the Credit Facility, the provision contained in the Credit Facility shall govern and control to the extent of such conflict or inconsistency.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Equity Interests Pledge Agreement to be duly executed as of the date first written above,

BEHRINGER HARVARD MULTIFAMILY OP I LP,
a Delaware limited partnership

		By:	BHMF, Inc., its general partner

By:
			Name:	Gerald J. Reihsen, III
			Title:	Executive Vice President -
Corporate Development & Legal

Accepted and Acknowledged by:

BEHRINGER HARVARD OPERATING PARTNERSHIP I, LP,
as Agent and Lender

By:
Name:	Gary S. Bresky
Title:	Chief Financial Officer

Signature Page

SCHEDULE I
to the Equity Interests Pledge Agreement

Attached to and forging a part of that certain Equity Interests Pledge Agreement, dated as of April 2, 2007, by BEHRINGER HARVARD MULTIFAMILY OP I LP, Pledgor, to BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, as Agent for Lender.

Name and Address of Pledgor	Issuer	Class of Equity	Certificate No(s).	Number of Equity Interests
Behringer Harvard Multifamily OP I, LP

I-1

SCHEDULE II
to the Equity Interests Pledge Agreement

PLEDGE AMENDMENT

This Pledge Amendment, dated ___________, 20_ is delivered pursuant to Section 6(d) of the Equity Interests Pledge Agreement referred to below.  The undersigned hereby agrees that this Pledge Amendment may be attached to that certain Equity Interests Pledge Agreement, dated as of April 2, 2007, by the undersigned, as Pledgor, to BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, as Agent for Lender described therein, and that the Pledged Equity Interests listed on this Pledge Amendment shall be and become a part of the Pledged Collateral referred to in said Equity Interests Pledge Agreement and shall secure all Secured Obligations referred to in said Equity Interests Pledge Agreement.

BEHRINGER HARVARD MULTIFAMILY OP I LP,
a Delaware limited partnership

By:	BHMF, Inc., Its General Partner

By:
	Name:	Gerald J. Reihsen, III
	Title:	Executive Vice President -
Corporate Development & Legal

Name and Address of Pledgor	Issuer	Class of Equity	Certificate No(s).	Number of Equity Interests

II-1

Exhibit 2.1(a)

REVOLVING CREDIT NOTE

$100,000,000	April 2, 2007
Addison, Texas

FOR VALUE RECEIVED, BEHRINGER HARVARD MULTIFAMILY OP I LP, a Delaware limited partnership (the “Borrower”), promises to pay to the order of BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership, as agent (in such capacity, the “Agent”) and as lender (in such capacity, the “Lender”), at Agent’s office located at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001, in lawful money of the United Stated of America and in immediately available funds, the principal sum of One Hundred Million Dollars ($100,000,000), or such lesser amount as is recorded on the schedule attached hereto, or in the books and records of the Lender, on the Expiration Date (unless sooner accelerated or prepaid pursuant to the Credit Agreement referred to below); and to pay interest on the unpaid principal balance hereof from time to time outstanding, in like money and funds, for the period from the date hereof until the Revolving Advances evidenced hereby shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The Lender is authorized by the Borrower to record on the schedule attached to this Note, or on its books and records, the date and the amount of each Revolving Advance and the Applicable Interest Rate, the amount of each payment or prepayment of principal thereon and the other information provided for on the schedule, which schedule or books and records, as the case may be, shall constitute prima facie evidence of the information so recorded, provided, however, that any failure by the Lender to record, or any error in recording, any such information shall not relieve the Borrower of its obligation to repay the outstanding principal amount of the Revolving Advances, all accrued interest thereon and any amount payable with respect thereto in accordance with the terms of this Note and the Credit Agreement.

The Borrower and each endorser or guarantor hereof waive demand, presentment, protest, diligence, notice of dishonor and any other formality in connection with this Note.  Should the indebtedness evidenced by this Note or any part thereof be collected in any proceeding or be placed in the hands of attorneys for collection, the Borrower agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting this Note, including attorneys’ fees and expenses.

This Note evidences one or more Revolving Advances made under that certain Revolving Credit, Security and Guaranty Agreement, dated as of April 2, 2007 (as amended and modified from time to time, the “Credit Agreement”), among Borrower, Lender, REIT, Sponsor and each Subsidiary Guarantor, to which reference is made for a statement of the circumstances under which this Note is subject to prepayment and under which its due date may be accelerated and for a description of the collateral securing this Note.  Capitalized terms used but not defined in this Note shall have the respective meanings assigned to them in the Credit Agreement.

This Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Texas applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principals of such State.

BEHRINGER HARVARD MULTIFAMILY OP I LP

By:	BHMF, Inc.
Its General Partner

By:
	Name:	Gerald J. Reihsen, III
	Title:	Executive Vice President — Corporate
Development & Legal

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Schedule to Revolving Credit Note, dated April 2, 2007,
made by Behringer Harvard Multifamily OP I LP
in favor of Behringer Harvard Operating Partnership I LP

Transaction Date	Principal Amount of Loan	Interest Rate	Principal Amount Paid or Prepaid	Principal Balance Outstanding	Notation Made by

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Exhibit 7.7

GUARANTY OF PAYMENT AND COMPLETION

THIS GUARANTY (this “Guaranty”) is dated as of the [____] day of [___________], 200[__], by [___________], a [____________] (“Guarantor”), for the benefit of BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, a Texas limited partnership, it successors and assigns (“Lender”).

R E C I T A L S:

A.            Reference is hereby made to that certain Revolving Credit, Security and Guaranty Agreement, dated as of April 2, 2007, by and among, Lender, Behringer Harvard Multifamily OP I LP, a Delaware limited partnership (“Borrower”), Behringer Harvard Multifamily REIT I, Inc., a Maryland corporation, and Behringer Harvard Holdings, LLC, a Delaware limited liability company, pursuant to which Lender agreed to make available to Borrower a credit facility in an aggregate principal amount not to exceed $100 million, as such amount may be increased in accordance with the terms therein (as amended from time to time, the “Credit Facility”). Any capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Credit Facility.

B.            Lender has agreed to extend credit to Borrower subject to the terms and conditions set forth in the Credit Facility.  The obligations of Lender to extend such credit are conditioned upon, among other things, the execution and delivery of this Guaranty.

C.            Guarantor is an Affiliate of Borrower, will derive substantial benefits from the extension of credit to Borrower pursuant to the Credit Facility and is willing to execute and deliver this Guaranty in order to induce Lender to extend such credit.

D.            In accordance with the Credit Facility, Borrower has requested Lender to provide to Borrower a Revolving Advance in the principal amount, or a Guaranty having a Guaranty Value, as set forth on Schedule I attached hereto and made a part hereof, as such Schedule may be supplemented from time to time by the Guaranty Supplement set forth on Schedule II (the “Guaranteed Obligations”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Guarantor hereby agrees as follows:

1.             Guaranty of Payment and Performance.  Guarantor hereby unconditionally and irrevocably guarantees to Lender, the punctual payment and performance when due, whether at stated maturity or by acceleration or otherwise, of the indebtedness and other obligations of Borrower to Lender that may become owing by Borrower under any of the Loan Documents (hereinafter referred to as “Borrower’s Obligations”).  This guaranty is a present and continuing guaranty of payment and not of collectibility, and Lender shall not be required to prosecute collection, enforcement or other remedies against Borrower or any other guarantor of Borrower’s Obligations, or to enforce or resort to any collateral for the repayment of Borrower’s Obligations or other rights or remedies pertaining thereto, before calling on Guarantor for payment. If for any reason Borrower shall fail or be unable to pay, punctually and fully, any of Borrower’s

Obligations, each Guarantor, subject to the Limitation (as hereinafter defined), shall pay such obligations to Lender in full immediately upon demand.  One or more successive actions may be brought against Guarantor, as often as Lender deems advisable (subject to the Limitation), until all of Borrower’s Obligations are paid in full.

2.             Limitation.  The Guaranty made by Guarantor hereunder, and any payments required to be made by Guarantor hereunder with respect to Borrower’s Obligations, be and hereby are limited to the amount of the Guaranteed Obligations (the “Limitation”).

3.             Continuing Guaranty.  Guarantor agrees that the payment of Borrower’s Obligations by Guarantor shall be a primary obligation, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that Guarantor may have against Lender, Borrower, any other guarantor of Borrower’s Obligations or any other person or entity, and shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by, any circumstance or condition (whether or not Guarantor shall have any knowledge thereof), including without limitation:

(a)           any lack of validity or enforceability of any of the Loan Documents;

(b)           any termination, amendment, modification or other change in any of the Loan Documents, including, without limitation, any modification of the interest rate(s) described therein;

(c)           any furnishing, exchange, substitution or release of any collateral securing repayment of the Loan, or any failure to perfect any lien in such collateral;

(d)           any failure, omission or delay on the part of Borrower, Guarantor, any other guarantor of Borrower’s Obligations or Lender to conform or comply with any term of any of the Loan Documents or any failure of Lender to give notice of any Event of Default;

(e)           any waiver, compromise, release, settlement or extension of time of payment or performance or observance of any of the obligations or agreements contained in any of the Loan Documents;

(f)            any action or inaction by Lender under or in respect of any of the Loan Documents, any failure, lack of diligence, omission or delay on the part of Lender to perfect, enforce, assert or exercise any lien, security interest, right, power or remedy conferred on it in any of the Loan Documents, or any other action or inaction on the part of Lender;

(g)           any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, liquidation, marshalling of assets and liabilities or similar events or proceedings with respect to Borrower, Guarantor or any other guarantor of Borrower’s Obligations, as applicable, or any of their respective property or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

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(h)           any merger or consolidation of Borrower into or with any entity, or any sale, lease or transfer of any of the assets of Borrower, Guarantor or any other guarantor of Borrower’s Obligations to any other person or entity;

(i)            any change in the ownership of Borrower or any change in the relationship between Borrower, Guarantor or any other guarantor of Borrower’s Obligations, or any termination of any such relationship;

(j)            any release or discharge by operation of law of Borrower, Guarantor or any other guarantor of Borrower’s Obligations from any obligation or agreement contained in any of the Loan Documents; or

(k)           any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against Borrower or Guarantor to the fullest extent permitted by law.

4.             Waivers.  Guarantor expressly and unconditionally waives (i) notice of any of the matters referred to in Section 4 above, (ii) all notices which may be required by statute, rule of law or otherwise, now or hereafter in effect, to preserve intact any rights against Guarantor, including, without limitation, any demand, presentment and protest, proof of notice of non-payment under any of the Loan Documents and notice of any Event of Default or any failure on the part of Borrower, Guarantor or any other guarantor of Borrower’s Obligations to perform or comply with any covenant, agreement, term or condition of any of the Loan Documents, (iii) any right to the enforcement, assertion or exercise against Borrower, Guarantor or any other guarantor of Borrower’s Obligations of any right or remedy conferred under any of the Loan Documents, (iv) any requirement of diligence on the part of any person or entity, (v) to the fullest extent permitted by law and except as otherwise expressly provided in this Guaranty or the other Loan Documents, any claims based on allegations that Lender has failed to act in a commercially reasonable manner or failed to exercise Lender’s so-called obligation of good faith and fair dealing, (vi) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under any of the Loan Documents, and (vii) any notice of any sale, transfer or other disposition of any right, title or interest of Lender under any of the Loan Documents.

5.             Subordination.  Guarantor agrees that any and all present and future debts and obligations of Borrower to Guarantor hereby are subordinated to the claims of Lender and hereby are assigned by Guarantor to Lender as security for Borrower’s Obligations and Guarantor’s obligations under this Guaranty.

6.             Subrogation Waiver.  Until Borrower’s Obligations are paid in full and all periods under applicable bankruptcy law for the contest of any payment by Guarantor or Borrower as a preferential or fraudulent payment have expired, Guarantor knowingly, and with advice of counsel, waives, relinquishes, releases and abandons all rights and claims to indemnification, contribution, reimbursement, subrogation and payment which Guarantor may now or hereafter have by and from Borrower and the successors and assigns of Borrower, for any

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payments made by Guarantor to Lender, including, without limitation, any rights which might allow Borrower, Borrower’s successors, a creditor of Borrower, or a trustee in bankruptcy of Borrower to claim in bankruptcy or any other similar proceedings that any payment made by Borrower or Borrower’s successors and assigns to Lender was on behalf of or for the benefit of Guarantor and that such payment is recoverable by Borrower, a creditor or trustee in bankruptcy of Borrower as a preferential payment, fraudulent conveyance, payment of an insider or any other classification of payment which may otherwise be recoverable from Lender.

7.             Reinstatement.  The obligations of Guarantor pursuant to this Guaranty shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment of any of Borrower’s Obligations or Guarantor’s obligations under this Guaranty is rescinded or otherwise must be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Guarantor or Borrower or otherwise, all as though such payment had not been made.

8.             Enforcement Costs.  If:  (a) this Guaranty, is placed in the hands of one or more attorneys for collection or is collected through any legal proceeding; (b) one or more attorneys is retained to represent Lender in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, or (c) one or more attorneys is retained to represent Lender in any other proceedings whatsoever in connection with this Guaranty,  then Guarantor shall pay to Lender upon demand all fees, costs and expenses incurred by Lender in connection therewith, including, without limitation, reasonable attorney’s fees, court costs and filing fees, in addition to all other amounts due hereunder.

9.             Successors and Assigns; Joint and Several Liability.  This Guaranty shall inure to the benefit of Lender and its successors and assigns.  This Guaranty shall be binding on Guarantor and the successors and assigns of Guarantor.  If this Guaranty is executed by more than one person, it shall be the joint and several undertaking of each of the undersigned.  Regardless of whether this Guaranty is executed by more than one person, it is agreed that the undersigned’s liability hereunder is several and independent of any other guarantees or other obligations at any time in effect with respect to Borrower’s Obligations or any part thereof and that Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guarantees or other obligations.

10.           No Waiver of Rights.  No delay or failure on the part of Lender to exercise any right, power or privilege under this Guaranty or any of the other Loan Documents shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other power or right, or be deemed to establish a custom or course of dealing or performance between the parties hereto.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.  No notice to or demand on Guarantor in any case shall entitle Guarantor to any other or further notice or demand in the same, similar or other circumstance.

11.           Modification.  The terms of this Guaranty may be waived, discharged, or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.  No amendment, modification, waiver or

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other change of any of the terms of this Guaranty shall be effective without the prior written consent of Lender.

12.           Joinder.  Any action to enforce this Guaranty may be brought against Guarantor without any reimbursement or joinder of Borrower or any other guarantor of Borrower’s Obligations in such action.

13.           Severability.  If any provision of this Guaranty is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, Guarantor and Lender shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Guaranty and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.

14.           Applicable Law.  This Guaranty is governed as to validity, interpretation, effect and in all other respects by laws and decisions of the State of Texas.

15.           Notice.  All notices, communications and waivers under this Guaranty shall be delivered in accordance with, and to the addresses set forth in, Section 15.6 of the Credit Facility.

16.          CONSENT TO JURISDICTION.  TO INDUCE LENDER TO ACCEPT THIS GUARANTY, EACH GUARANTOR IRREVOCABLY AGREES THAT, SUBJECT TO LENDER’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS GUARANTY WILL BE LITIGATED IN COURTS HAVING SITUS IN DALLAS, TEXAS.  EACH GUARANTOR HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN DALLAS, TEXAS, WAIVES PERSONAL SERVICE OF PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO GUARANTOR AT THE ADDRESS STATED HEREIN AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

17.          WAIVER OF JURY TRIAL.  GUARANTOR AND LENDER (BY ACCEPTANCE HEREOF), HAVING BEEN REPRESENTED BY COUNSEL, EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS GUARANTY OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  GUARANTOR AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST LENDER ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

[NAME OF GUARANTOR]

By:
Its:

Signature Page

SCHEDULE I
Initial Guaranteed Obligations

Date	Revolving Advance Amount	Guaranty Value	Total

I-1

SCHEDULE II

Guaranty Supplement

This Guaranty Supplement, dated ___________, 20_ is delivered pursuant to that certain Guaranty referred to below.  The undersigned hereby agrees that this Guaranty Supplement may be attached to that certain Guaranty, dated as of ___________, 20_, by the undersigned, as Guarantor, to BEHRINGER HARVARD OPERATING PARTNERSHIP I LP, as Lender, and that the Guaranteed Obligations listed on this Guaranty Supplement shall be and become a part of the Guaranteed Obligations referred to in said Guaranty.

[NAME OF GUARANTOR]

By:
Its:

Date	Revolving Advance Amount	Guaranty Value	Total

II-1